UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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BOSTON PROPERTIES, INC.

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April 6, 2018

Dear Fellow Stockholder:

You are cordially invited to attend the 2018 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Wednesday, May 23, 2018 at 9:00 a.m., Pacific Time, at Salesforce Tower, 415 Mission Street, Lobby Level, San Francisco, California.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.

Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to attend the meeting. You may vote over the internet, by telephone or by mail.

Thank you for your continued support of Boston Properties.

Sincerely,

Owen D. Thomas

Chief Executive Officer

Boston Properties, Inc.	800 Boylston Street Suite 1900 Boston, MA 02199-8103

Notice of 2018 Annual Meeting of Stockholders

Date:	Wednesday, May 23, 2018

Time:	9:00 a.m., Pacific Time

Place:	Salesforce Tower, 415 Mission Street, Lobby Level, San Francisco, California

Record Date:	Wednesday, March 28, 2018

Items of Business:	1.	To elect the eleven nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

	2.	To hold a non-binding, advisory vote on named executive officer compensation.

	3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

	4.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

Proxy Voting:	If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 23, 2018. The proxy statement and our 2017 annual report to stockholders are available at www.edocumentview.com/bxp.

By Order of the Board of Directors

FRANK D. BURT, ESQ.

Secretary

April 6, 2018

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING MATTERS

Voting Matter		Board’s Voting Recommendation	Page Reference for more Information
Proposal 1:	Election of Directors	FOR each nominee	14
Proposal 2:	Non-binding, Advisory Vote on Named Executive Officer Compensation	FOR	83
Proposal 3:	Ratification of Independent Registered Public Accounting Firm	FOR	84

DIRECTOR SUCCESSION

Led by our Nominating and Corporate Governance Committee, our Board of Directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave our Board and that the composition of our Board is systematically refreshed so that, taken as a whole, the Board has the desired mix of skills, experience, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver a high standard of governance expected by investors. For more information on this process, see “Corporate Governance Principles and Board Matters – The Board of Directors – Director Succession Planning” beginning on page 1 of the proxy statement.

In our proxy statement for our 2016 annual meeting of stockholders, we stated that our Board of Directors anticipates that changes to its composition would likely occur gradually over several years. Consistent with this statement, in 2016 our Board nominated and our stockholders elected two new directors (Ms. Karen E. Dykstra and Mr. Bruce W. Duncan). Continuing with this process, our Board of Directors is delighted to nominate a new candidate – former United States Senator Kelly A. Ayotte – for election to our Board of Directors at the 2018 annual meeting of stockholders. Alan J. Patricof, a director of Boston Properties since 1997, is not standing for re-election. The Board of Directors extends its gratitude and appreciation to him for his dedication and countless contributions to Boston Properties.

Senator Ayotte brings significant legal experience and experience in government and public affairs, as well as leadership and strategic planning skills, having represented New Hampshire in the United States Senate and, prior to her election to the Senate, as New Hampshire’s first female Attorney General. Senator Ayotte currently serves on the Board of Directors of Caterpillar Inc., a global manufacturer of construction, mining and industrial equipment, and News Corporation, a global diversified media and information services company. She also serves on the advisory boards of Microsoft Corporation, Blink Health LLC, Chubb Insurance, Revision Military and Cirtronics Corporation.

For more information on Senator Ayotte, see “Proposal 1: Election of Directors – Information Regarding the Nominees and Executive Officers” beginning on page 15 of the proxy statement.

BOARD NOMINEES

Following the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the following eleven (11) candidates for election as directors at the 2018 annual meeting of stockholders.

				Committee Membership
Name and Principal Occupation	Age	Independent	Director Since	Audit	Compensation	Nominating and Corporate Governance	Investment
Kelly A. Ayotte
Former United States Senator for the State of New Hampshire	49	✓	—
Bruce W. Duncan(1)
Chairman and former Chief Executive Officer of First Industrial Realty Trust, Inc.	66	✓	2016		●
Karen E. Dykstra(1)
Former Chief Financial and Administrative Officer of AOL, Inc.	59	✓	2016	●
Carol B. Einiger
Senior Advisor, Roundtable Investment Partners LLC	68	✓	2004		Chair
Dr. Jacob A. Frenkel
Chairman of JPMorgan Chase International	75	✓	2010			Chair
Joel I. Klein(2)
Chief Policy and Strategy Officer of Oscar Insurance Corporation	71	✓	2013			●
Douglas T. Linde
President of Boston Properties, Inc.	54		2010				●
Matthew J. Lustig
Head of North America Investment Banking and Head of Real Estate & Lodging at Lazard Fréres & Co.	57	✓	2011			●
Owen D. Thomas
Chief Executive Officer of Boston Properties, Inc.	56		2013				●
Martin Turchin
Non-Executive Vice Chairman of CBRE Group, Inc.	76	✓	1997	●
David A. Twardock(1)
Former President of Prudential Mortgage Capital Company, LLC	60	✓	2003	Chair	●

(1)	Our Board of Directors determined that each of Ms. Dykstra and Mr. Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. Our Board of Directors has also determined that Mr. Duncan qualifies as an audit committee financial expert if he is appointed to serve on our audit committee in the future.

(2)	Mr. Klein serves as our lead independent director.

SNAPSHOT OF BOARD COMPOSITION

Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2018 annual meeting, assuming the election of the eleven (11) nominees named in the proxy statement. For comparison purposes, we have also presented comparable metrics for the constituents of the S&P 500 Index, of which Boston Properties is a member. (Data for the S&P 500 Index is based on the Spencer Stuart Board Index 2017.)

BXP % of independent directors: 82% S&P 500% of independent directors: 85% S&P 500 average# of independent directors: 9.2 S&P 500 average # female directors: 2.4 BXP #female directors: 3 BXP average age of all directors: 63.5 years BXP average age of independent directors: 65.2 years S&P 500 average age of independent directors: 63.1 years BXP average tenure: 8.0 years S&P 500 average tenure: 8.7 years Independence Independent Other directors Gender Diversity Male Female Age # of Directors 40s 50s 60s 70s Tenure # of Directors 0-5 years 5-10 years >10 years 5 4 3 2 1 0

GOVERNANCE AND COMPENSATION POLICIES

Below presents a snapshot of certain key governance and compensation policies.

✓	Annual Election of All Directors

✓	Majority Voting for Directors

✓	Regular Executive Sessions of Independent Directors

✓	Lead Independent Director

✓	CEO Does Not Serve as Chairman

✓	Proxy Access Right

✓	Annual Board and Committee Self-Evaluations

✓	Disclosure of Policy on Company Political Spending

✓	Code of Business Conduct and Ethics for Employees and Directors
✓	Stock Ownership Requirements for Executives

✓	Stock Ownership Requirements for Directors

✓	Anti-Hedging, Anti-Short-Sale and Anti-Pledging Policies

✓	Compensation Clawback Policy

✓	“Double-Trigger” Vesting for Time-Based Equity Awards

✓	No Future Tax Gross-Up Provisions

✓	We Do Not Target Compensation above Market Median

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	82

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	83
Proposal	83
Vote Required	83

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	84
Proposal	84
Fees to Independent Registered Public Accounting Firm	85
Audit and Non-Audit Services Pre-Approval Policy	85
Vote Required	85

AUDIT COMMITTEE REPORT	86

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	87

INFORMATION ABOUT THE ANNUAL MEETING	88
Why did I receive a notice of Internet availability of the proxy materials?	88
What is the purpose of the annual meeting?	88
Will other matters be voted on at the annual meeting?	88
Who is entitled to vote?	88
May I attend the meeting?	88
What constitutes a quorum?	89
How do I vote?	89
May I revoke my proxy instructions?	90
How can I access Boston Properties’ proxy materials electronically?	90
What is householding?	90

OTHER MATTERS	91
Expenses of Solicitation	91
Stockholder Nominations for Director and Proposals for the 2019 Annual Meeting of Stockholders	91

APPENDIX A	A-1
Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (Loss) (NOI) (excluding termination income)	A-1
Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (Loss) (NOI) - Cash (excluding termination income)	A-2
Consolidated Joint Ventures	A-3
Unconsolidated Joint Ventures	A-5

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “Boston Properties” or the “Company”) on or about April 6, 2018 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at our 2018 annual meeting of stockholders to be held on Wednesday, May 23, 2018 at 9:00 a.m., Pacific Time, at Salesforce Tower, 415 Mission Street, Lobby Level, San Francisco, California, and at any adjournments or postponements thereof.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

THE BOARD OF DIRECTORS

Composition of the Board of Directors

Boston Properties is currently governed by an eleven-member Board of Directors. The current members of our Board of Directors are Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Dr. Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin and David A. Twardock. At the 2018 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2019 annual meeting of stockholders or until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Meetings

Our Board of Directors met seven times during 2017. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors in 2017 held during the period for which he or she has been a director and (2) the total number of meetings in 2017 of all committees of our Board of Directors on which the director served during the periods that he or she served. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. All directors attended the 2017 annual meeting of stockholders.

Directors who qualify as “non-management” within the meaning of the rules of the New York Stock Exchange (“NYSE”) meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate, and they are chaired by our lead independent director. Each director has the right to call an executive session. Currently, all of our non-management directors are independent.

Director Succession Planning

Led by our Nominating and Corporate Governance Committee (the “NCG Committee”), our Board of Directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave our Board and that the composition of our Board is systematically refreshed so that, taken as a whole, the Board has the desired mix of skills, experience, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver a high standard of governance expected by investors. Among other aspects of the process, our Board of Directors:

•	identifies the collective mix of desired skills, experience, knowledge, diversity and independence for our Board of Directors, taken as a whole, and identifies potential opportunities for enhancement in one or more of those areas;

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•	considers each current director’s experience, skills, principal occupation, reputation, independence, age, tenure, committee membership and diversity (including geographic, gender and ethnicity);

•	considers the results of the Board and committee self-evaluations; in 2017, our lead independent director conducted the evaluations through oral interviews of each director; and

•	has Spencer Stuart, one of the world’s leading executive search consulting firms, on retainer as an advisor to assist the NCG Committee and the Board, as requested, in:

➢	identifying and evaluating potential director candidates;

➢	creating an even playing field between candidates identified regardless of the source;

➢	using the criteria, evaluations and references to prioritize candidates for consideration, regardless of the source; and

➢	assisting the Board in attracting and nominating candidates.

Our Board of Directors recognizes the importance of continuity and that refreshment should not be effectuated all at once. In our proxy statement for our 2016 annual meeting of stockholders, we stated that our Board of Directors anticipates that changes to its composition would likely occur gradually over several years. Consistent with this statement, in 2016 our Board nominated and our stockholders elected two new directors (Ms. Karen E. Dykstra and Mr. Bruce W. Duncan). Continuing with this process, the NCG Committee recommended to our Board of Directors for nomination, and our Board nominated, a new candidate for election at the 2018 annual meeting of stockholders – former U.S. Senator Kelly A. Ayotte. Senator Ayotte was initially recommended for consideration by Joel I. Klein, our lead independent director.

Upon the recommendation of our NCG Committee, our Board of Directors also nominated the following incumbent directors for election to our Board of Directors at the 2018 annual meeting of stockholders: Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Owen D. Thomas, Martin Turchin and David A. Twardock. Alan J. Patricof is not standing for re-election to our Board of Directors at the 2018 annual meeting of stockholders.

BOARD LEADERSHIP

Leadership Structure

Since the 2016 annual meeting of stockholders, at which time Mortimer B. Zuckerman ceased serving as a director and our Board conferred upon him the honorary title of Chairman Emeritus, our Board of Directors has operated without a Chairman of the Board. Currently, Mr. Thomas serves as Chief Executive Officer and Mr. Klein serves as our lead independent director, as described in more detail below under “– Board Leadership – Lead Independent Director.” Our Board of Directors determined that this structure is appropriate because it (1) allows for the efficient and effective handling of the responsibilities of our Board of Directors with a key leading role played by our Chief Executive Officer, who is most directly responsible for developing and executing our strategic direction, and (2) helps ensure strong independent oversight by our Board of Directors through the role played by our lead independent director.

Our Board of Directors encourages strong communication among all of our independent directors and the Chief Executive Officer and believes that it is able to effectively provide independent oversight of our business and affairs, including risks facing the Company, through our lead independent director, the independent committees of our Board of Directors, the overall composition of our Board of Directors and contributions of all of our independent directors and other corporate governance processes in place.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Unless and until our Board of Directors elects a Chairman of the Board, our lead independent director will preside at all meetings of our Board of Directors and the other functional responsibilities of the Chairman of the Board will be divided between our lead independent director and the Chief Executive Officer.

Lead Independent Director

We have a lead independent director who is selected annually by the vote of a majority of our independent directors. Currently, Mr. Klein serves as our lead independent director and our independent directors have selected him to continue to serve as our lead independent director following the 2018 annual meeting of stockholders. Our lead independent director has well-defined, substantive responsibilities that include, among others that may be assigned from time to time:

•	presiding at all meetings of the Board if none of the directors has been elected to serve as the Chairman of the Board or at which the Chairman of the Board is not present, including executive sessions of independent directors;

•	serving as liaison between the Chairman of the Board, if one is elected, the Chief Executive Officer and the independent directors;

•	approving information sent to the Board;

•	approving Board meeting agendas;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors of the Board; and

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

BOARD COMMITTEES

Our Board of Directors has the following four committees: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance (“NCG”) and (4) Investment. Each of the Audit Committee, Compensation Committee and NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. A copy of each of these charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

The membership and the function of each of the Audit Committee, Compensation Committee, NCG Committee and Investment Committee, and the number of meetings each held during 2017 are described below.

Audit Committee

Members:

David A. Twardock (Chair)†

Karen E. Dykstra†

Alan J. Patricof†

Martin Turchin

Number of Meetings in 2017: 8

† Our Board of Directors determined that each of Ms. Dykstra and Messrs. Patricof and Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

The Audit Committee, among other functions:

•   has the sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm;

•   reviews with our independent registered public accounting firm the scope and results of the audit engagement;

•   approves professional services provided by our independent registered public accounting firm;

•   reviews the independence of our independent registered public accounting firm;

•   oversees the planning and conduct of our annual risk assessment;

•   evaluates the Company’s internal audit function and reviews the internal audit plan; and

•   may perform such other oversight functions as may be requested by our Board of Directors from time to time.

Each member of the Audit Committee is “independent” as that term is defined in the rules of the Securities and Exchange Commission (‘SEC”) and the NYSE.

For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 84.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Compensation Committee
Members: Carol B. Einiger (Chair) Bruce W. Duncan David A. Twardock Number of Meetings in 2017: 13

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•   review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and certain designated senior executive officers;

•   evaluate the performance of the Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determine and approve compensation of these officers based on such evaluation;

•   review and approve the compensation of other executive officers;

•   review and approve grants and awards under all incentive-based compensation plans and equity-based plans;

•   review and make recommendations to the full Board of Directors regarding the compensation of non-employee directors; and

•   perform other functions and duties deemed appropriate by our Board of Directors.

None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE rules.

The Compensation Committee makes all compensation decisions for all executive officers. With respect to compensation decisions relating to executive officers other than the Chief Executive Officer, the Compensation Committee takes into consideration recommendations made by the Chief Executive Officer and/or the President. Decisions regarding the non-equity compensation of other officers and employees are made by the Chief Executive Officer and the President and reviewed with the Compensation Committee. The Compensation Committee reviews and approves all equity awards for all employees although it has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers.

In 2017, the Compensation Committee engaged FPL Associates L.P. (“FPL”) to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of FPL’s assignments and related disclosures is included under “Compensation Discussion and Analysis” beginning on page 30. We have concluded that the work of FPL did not raise any conflict of interest.

The Compensation Committee Report is included in this proxy statement on page 60.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Nominating and Corporate Governance Committee
Members: Jacob A. Frenkel (Chair) Joel I. Klein Matthew J. Lustig Alan J. Patricof Number of Meetings in 2017: 3

The NCG Committee is responsible for, among other functions:

•   identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;

•   establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders;

•   establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board of Directors, including nominees recommended by securityholders; and

•   performing such other functions as may be requested by our Board of Directors from time to time.

The NCG Committee is also responsible for developing and annually reviewing and recommending to the Board of Directors a set of corporate governance guidelines. These Corporate Governance Guidelines provide that the NCG Committee, together with our Chief Executive Officer, is responsible for coordinating succession planning by the Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Governance Guidelines.”

Each member of the NCG Committee is an independent director under the NYSE rules.

Investment Committee
Members: Owen D. Thomas Douglas T. Linde Number of Meetings in 2017: The Investment Committee held numerous informal meetings and took action by written consent ten times during 2017.

The Investment Committee may approve:

•   acquisitions, dispositions, developments and redevelopments in amounts not to exceed $150 million per transaction; and

•   financings where the gross proceeds less the amount of existing financing being repaid (if any) do not exceed $150 million (in cases of transactions undertaken by joint venture entities, the amount of the transaction is based upon Boston Properties Limited Partnership’s total direct and indirect ownership percentage).

The Investment Committee’s authority to approve acquisitions, dispositions, financings, developments and redevelopments is limited to an aggregate of $250 million per fiscal quarter. Any transactions approved by the Investment Committee will be reported to our Board of Directors at its next regularly scheduled meeting.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors plays an important role in the risk oversight of Boston Properties. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against Boston Properties, cyber attacks and intrusions, and various other matters relating to Boston Properties’ business, (2) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, development projects, new borrowings and the appointment and retention of Boston Properties’ senior management, (3) the direct oversight of specific areas of Boston Properties’ business by the Audit, Compensation and NCG Committees, and (4) regular periodic reports from Boston Properties’ independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a real estate investment trust (“REIT”) for tax purposes and Boston Properties’ internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline that is available for the anonymous and confidential submission of complaints relating to any matter to encourage the reporting of questionable activities directly to our senior management and the Audit Committee (see “– Communications with the Board” below).

Because of the role of our Board of Directors in the risk oversight of Boston Properties, our Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston Properties’ operations, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “– Board Leadership – Leadership Structure” above for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

DIRECTOR INDEPENDENCE

Under the rules of the NYSE, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)	a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)	a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

(f)	a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

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(g)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

The Board of Directors concluded that Mses. Ayotte, Dykstra and Einiger and Messrs. Duncan, Frenkel, Klein, Lustig, Twardock and Turchin qualify as independent directors under NYSE rules because none of them (1) has any relationships that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules or (2) has any relationships other than those deemed to be immaterial under the categorical standards adopted by the Board of Directors.

In determining that Mr. Twardock qualified as an independent director for purposes of his service on the Compensation Committee, the Board considered Mr. Twardock’s membership on the Board of Directors of Morgan Stanley Bank, N.A. and noted that he is a non-employee director. Morgan Stanley Bank, N.A. and/or its affiliates are commercial lenders to the Company and tenants in the Company’s properties and have acted as underwriters or sales agents for securities offerings of the Company. The Board’s conclusion that Mr. Twardock is independent was based on the following information, which in the view of the Board demonstrates the relatively de minimis nature of these transactions as they relate to Mr. Twardock’s independence: (1) the Company’s long-standing relationships with Morgan Stanley Bank, N.A. and its affiliates predate Mr. Twardock’s appointment to Morgan Stanley Bank, N.A.’s board and our Board of Directors; (2) as a non-employee director of Morgan Stanley Bank, N.A., Mr. Twardock receives no personal benefit, directly or indirectly, with regard to these transactions; (3) Mr. Twardock does not have any direct or indirect decision making authority or any other role, in any capacity, relating to these transactions; and (4) these transactions were arms’ length transactions undertaken in the ordinary course of business.

In determining that Mr. Duncan qualified as an independent director for purposes of his service on the Compensation Committee, the Board considered Mr. Duncan’s membership on the Board of Directors of Marriott International, Inc. and noted that he is a non-employee director. The Company’s joint venture with The Bernstein Companies is party to a lease agreement with an affiliate of Marriott International, Inc. In addition, Marriott International, Inc. manages the Company’s hotel property in Cambridge, MA. The Board’s conclusion that Mr. Duncan is independent was based on the following information, which in the view of the Board demonstrates the relatively de minimis nature of these transactions as they relate to Mr. Duncan’s independence: (1) the Company’s long-standing relationship with Marriott International, Inc. predates Mr. Duncan’s appointment to Marriott’s board by more than 30 years (Mr. Duncan joined the Marriott International, Inc. board in September 23, 2016 following Marriott’s acquisition of Starwood Hotel & Resorts Worldwide, Inc.); (2) as a non-employee director of Marriott International, Inc., Mr. Duncan receives no personal benefit, directly or indirectly, with regard to the success of these transactions; (3) Mr. Duncan does not have any direct or indirect

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decision making authority or any other role, in any capacity, relating to these transactions; and (4) these transactions were arms’ length transactions undertaken in the ordinary course of business.

CONSIDERATION OF DIRECTOR NOMINEES

Securityholder Recommendations

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2018 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2019 annual meeting of stockholders must be submitted to our Secretary on or before December 7, 2018 and must include the following information:

•	the name and address of record of the securityholder;

•	a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria

The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

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•	the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors will be “independent” as defined by the NYSE rules;

•	each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and

•	at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

PROXY ACCESS BY-LAW PROVISIONS

Our By-laws include a proxy access right for stockholders, pursuant to which a stockholder, or group of no more than five stockholders, meeting specified eligibility requirements, may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•	provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

For purposes of the foregoing requirements, issued and outstanding common units, other than those owned by us, Boston Properties Limited Partnership (the “Operating Partnership”) or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.

CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER POLICIES

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code of Ethics is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Code of Conduct and Ethics.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Governance Guidelines.”

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Policy on Company Political Spending

Our Board of Directors adopted a Policy on Company Political Spending, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Policy on Political Spending.”

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at Name(s) of Director(s)/Board of Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by:

•	following any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “– Code of Business Conduct and Ethics and Other Policies – Code of Business Conduct and Ethics” above), or

•	writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

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PROPOSAL 1: ELECTION OF DIRECTORS

At the annual meeting, directors shall be elected to hold office for a one-year term expiring at the 2019 annual meeting of stockholders or until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Following the recommendation of the NCG Committee, our Board of Directors has nominated Kelly A. Ayotte, Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Owen D. Thomas, Martin Turchin, and David A. Twardock for election. Each nominee, other than Senator Ayotte, is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

VOTE REQUIRED

Our By-laws provide for a majority voting standard. This means that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties first mails its notice for such meeting to the stockholders.

The majority voting standard will apply to the election of directors at the 2018 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Board of Directors has also adopted a resignation policy, included in our Corporate Governance Guidelines, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

The Board of Directors unanimously recommends a vote FOR each of its nominees, Kelly A. Ayotte, Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Dr. Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Owen D. Thomas, Martin Turchin and David A. Twardock. Properly authorized proxies solicited by the Board of Directors will be voted FOR each of the nominees unless instructions to the contrary are given.

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INFORMATION REGARDING THE NOMINEES AND EXECUTIVE OFFICERS

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Boston Properties.

Nominees for Election

Senator Kelly A. Ayotte
Independent

Senator Ayotte has significant legal experience and experience in government and public affairs, as well as leadership and strategic planning skills.

Senator Ayotte represented New Hampshire in the United States Senate from 2011-2016, where she chaired the Armed Services Subcommittee on Readiness and the Commerce Subcommittee on Aviation Operations. She also served on the Budget, Homeland Security and Governmental Affairs, Small Business and Entrepreneurship, and Aging Committees. Senator Ayotte served as the “Sherpa” for Justice Neil Gorsuch, leading the effort to secure his confirmation to the United States Supreme Court. From 2004-2009, Senator Ayotte served as New Hampshire’s first female Attorney General having been appointed to that position by Republican Governor Craig Benson and reappointed twice by Democratic Governor John Lynch. Prior to that, she served as the Deputy Attorney General, Chief of the Homicide Prosecution Unit and as Legal Counsel to Governor Craig Benson. She began her career as a law clerk to the New Hampshire Supreme Court and as an associate at the McLane Middleton law firm. Senator Ayotte serves on the boards of Caterpillar Inc., News Corporation, BAE Systems and Bloom Energy Corporation and the advisory boards of Microsoft Corporation, Blink Health LLC, Chubb Insurance, Revision Military and Cirtronics Corporation. She is a Senior Advisor for Citizens for Responsible Energy Solutions. She also serves on the non-profit boards of the One Campaign, the International Republican Institute, the McCain Institute and Veterans Count of New Hampshire. In 2017, Senator Ayotte was a joint visiting fellow at the Harvard Institute of Politics and the Belfer Center for Science and International Affairs. She is a visiting fellow at the University of Chicago’s Institute of Politics and the Perkins Bass Distinguished Visitor at Dartmouth College. She also is a member of the Aspen Institute’s Economic Strategy and Homeland Security groups. Senator Ayotte graduated with honors from the Pennsylvania State University and earned a Juris Doctor degree from the Villanova University School of Law.

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PROPOSAL 1: ELECTION OF DIRECTORS

Bruce W. Duncan
Director since May 17, 2016 Independent Board Committees: Compensation

Mr. Duncan has more than 30 years of diverse real estate management and investment experience, including as a chief executive officer and a director of other publicly traded companies.

Mr. Duncan serves as Chairman of the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial”), a REIT that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties. Mr. Duncan has served as a director of First Industrial since January 2009 and as its Chairman of the Board since January 2016. He previously served as President and Chief Executive Officer of First Industrial from January 2009 until he stepped down as President in September 2016 and retired as Chief Executive Officer in November 2016. Previously, he served as Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, from May 2005 until its acquisition by Marriott International, Inc. in September 2016. Mr. Duncan currently serves as a director of Marriott International, Inc., the world’s largest hotel company. Since September 2013, Mr. Duncan has also served as a director of the T. Rowe Price Mutual Funds. From April 2007 to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. Mr. Duncan served as a director of Starwood since 1999 and served on its Corporate Governance and Nominating Committee. Mr. Duncan also served as a Trustee of Starwood Hotels & Resorts, a real estate investment trust and former subsidiary of Starwood, from 1995 to 2006. He also was a senior advisor to Kohlberg Kravis & Roberts & Co., a global investment firm, from July 2008 until January 2009. He was a private investor from January 2006 to January 2009. From March 2002 to December 2005, Mr. Duncan held various positions at Equity Residential (“EQR”), one of the largest publicly traded apartment REITs in the United States. In particular, from May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and a Trustee of EQR, from January 2003 to May 2005, he was President, Chief Executive Officer and a Trustee of EQR and from March 2002 to December 2002 he was President and a Trustee of EQR. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties. Mr. Duncan is a Life Trustee of Rush University Medical Center in Chicago, and is on the Board of Governors of the Investment Company Institute (ICI) and is on the Governing Board of the Independent Directors Council (IDC). He previously served on the Advisory Board of Governors of Nareit, the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC). He also previously served on the Board of Directors of The Rouse Company, a diversified commercial real estate firm, and as a Trustee of the International Council of Shopping Centers (ICSC). He received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago.

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PROPOSAL 1: ELECTION OF DIRECTORS

Karen E. Dykstra
Director since May 17, 2016 Independent Board Committees: Audit

Ms. Dykstra has extensive strategic, management, financial, accounting and oversight experience, particularly with companies in the technology sector.

Ms. Dykstra served as Chief Financial and Administrative Officer of AOL, Inc., a global media technology company, from November 2013 until July 2015 and as Chief Financial Officer of AOL, Inc. from September 2012 until November 2013. From January 2007 until December 2010, Ms. Dykstra was a Partner of Plainfield Asset Management LLC (“Plainfield”), and she served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. Prior to joining Plainfield, she spent over 25 years with Automatic Data Processing, Inc., serving most recently as Chief Financial Officer from January 2003 to May 2006, and as Vice President – Finance, Corporate Controller and in other capacities. Ms. Dykstra currently serves on the Board of Directors of Gartner, Inc. and VMware, Inc. Ms. Dykstra is a former director of Crane Co. and AOL, Inc. She received a BA in Accounting from Rider University and an MBA from Fairleigh Dickinson University.

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PROPOSAL 1: ELECTION OF DIRECTORS

Carol B. Einiger
Director since May 5, 2004 Independent Board Committees: Compensation (Chair)

Ms. Einiger has more than 40 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.

Ms. Einiger is Senior Advisor of Roundtable Investment Partners LLC, a private investment advisory firm, a position she has held since January 2017. From 2005 to 2016, she was founder and President of Post Rock Advisors, LLC, a private investment advisory firm. From 1996 to 2005, she served as Chief Investment Officer of The Rockefeller University, where she was responsible for the management of the University’s endowment. Ms. Einiger began her investment career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and Head of the Capital Markets Department; from 1988 to 1989 as Visiting Professor and Executive-in-Residence at Columbia Business School; and from 1989 to 1992 as Managing Director at Wasserstein Perella & Co. From 1992 to 1996, Ms. Einiger served as Chief Financial Officer and then Acting President of the Edna McConnell Clark Foundation, before joining The Rockefeller University. Ms. Einiger is a Director and Chair of the Investment Committee of UJA-Federation of New York, a member of the Investment Committee of the JPB Foundation, and a member of the Board of Overseers of Columbia Business School. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Lasker Foundation and the Horace Mann School; as Vice Chair of the Investment Committee of The Museum of Modern Art; as a Director of Credit Suisse First Boston (USA) and The New York Stem Cell Foundation; and on the Advisory Board of Blackstone Alternative Asset Management. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the AJC National Human Relations Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received her BA from the University of Pennsylvania and her MBA with honors from Columbia Business School.

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PROPOSAL 1: ELECTION OF DIRECTORS

Dr. Jacob A. Frenkel
Director since February 24, 2010 Independent Board Committees: NCG (Chair)

Dr. Frenkel has worked for more than 40 years in the financial industry, government and academia, during which time he has gained significant knowledge of global macroeconomics and experience advising large financial institutions.

Dr. Frenkel has been the Chairman of JPMorgan Chase International, the international unit of JPMorgan Chase & Co., since December 2009. Since November 2009, Dr. Frenkel has served as a director of Loews Corporation, one of the largest diversified holding companies in the United States. Dr. Frenkel is Chairman of the Board of Trustees of the Group of Thirty (G-30), a private, nonprofit, consultative group on international economic and monetary affairs. He has been a member of this group since 1988 and served as Chairman and Chief Executive Officer from 2000 to 2011. He previously served as Vice Chairman of American International Group, Inc. from 2004 to 2009. He was with Merrill Lynch Inc. between 2000 and 2004 and served as Chairman of Merrill Lynch International. Prior to that, he served for two terms as Governor of the Bank of Israel from 1991 to 2000. Dr. Frenkel was also Chairman of the Board of Governors of the Inter-American Development Bank, Vice Chairman of the Board of Governors of the European Bank for Reconstruction and Development and Economic Counselor and Director of Research at the International Monetary Fund. Dr. Frenkel also held numerous academic positions. Between 1971 and 1987, he was at the University of Chicago where he served as the David Rockefeller Professor of International Economics. He received a BA in Economics and Political Science from Hebrew University in Israel and an MA and Ph.D. in Economics from the University of Chicago. Dr. Frenkel is a laureate of the 2002 Israel Prize in Economics and the recipient of several honorary doctoral degrees and other decorations and awards.

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PROPOSAL 1: ELECTION OF DIRECTORS

Joel I. Klein
Director since January 24, 2013 Lead Independent Director Board Committees: NCG

Mr. Klein has worked for more than 40 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal matters.

Mr. Klein is the Chief Policy and Strategy Officer of Oscar Insurance Corporation, a health insurance company. In addition, he has been a Director of News Corporation since January 2011 where he was also Executive Vice President, Office of the Chairman of News Corporation and Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 through December 2015. From 2002 through 2010, Mr. Klein was Chancellor of the New York City Department of Education where he oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget. He was the U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002. Mr. Klein also served with the Clinton administration in a number of roles, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 until 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, D.C. Mr. Klein received a BA with honors from Columbia University and a JD with honors from Harvard Law School. He has also received honorary degrees from ten colleges and universities.

Douglas T. Linde
Director since January 21, 2010 Board Committees: Investment

Mr. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is a Director Emeritus of the Board of Directors of Beth Israel Deaconess Medical Center (“BIDMC”) and co-chairs the BIDMC capital campaign. He is a member of the Real Estate Roundtable and serves as a director of the Boston Municipal Research Bureau and Jobs for Massachusetts. Mr. Linde also serves on the Urban Studies and Planning Visiting Committee at MIT and is a member of the Wesleyan University Board of Trustees. Mr. Linde received a BA from Wesleyan University and an MBA from Harvard Business School.

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PROPOSAL 1: ELECTION OF DIRECTORS

Matthew J. Lustig
Director since January 20, 2011 Independent Board Committees: NCG

Mr. Lustig has worked for more than 30 years in the real estate industry, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients, and investing in real estate companies and assets as a principal.

Mr. Lustig has been Head of North America Investment Banking at Lazard Frères & Co. (“Lazard”), the investment bank, since 2012, and he is also Head of Real Estate & Lodging at Lazard, a position he has held for more than 20 years. He is responsible for managing Lazard’s broad investment banking businesses in North America, as well as serving clients and running its Real Estate and Lodging industry group. In recent years, he has played an active role in more than $300 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets. Mr. Lustig separately served previously as Chief Executive Officer of the real estate investment business of Lazard and its successors, and oversaw multiple funds with over $2.5 billion of equity capital invested in REITS and real estate operating companies. Mr. Lustig is a member of the Board of Directors at Ventas, Inc. and had served as the Chairman of Atria Senior Living Group, Inc., which was acquired by Ventas in May 2011. He has also served as a director of several other public and private fund portfolio REITs and companies. Mr. Lustig is a member of the Real Estate Roundtable, the Urban Land Institute, and the Pension Real Estate Association (former Board and Executive Committee member) as well as the Real Estate centers at the business schools of Wharton/UPenn (Vice Chairman of the Advisory Board) and Columbia University. He is also a member of the Council on Foreign Relations and serves on the Board of Advisors at the School of Foreign Service at Georgetown University from which he graduated with a BSFS.

Owen D. Thomas
Director since April 2, 2013 Board Committees: Investment

Mr. Thomas has served as our Chief Executive Officer since April 2, 2013. Mr. Thomas served as Chairman of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) from March 2012 until March 2013 and continues to serve as a member of the Board of Directors of LBHI. From 1987 until 2011, Mr. Thomas held various positions at Morgan Stanley, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director. Mr. Thomas was also a member of Morgan Stanley’s Management Committee from 2005 to 2011. He is a Director of the University of Virginia Investment Management Company, a Trustee of the Urban Land Institute, a director of the Urban Land Institute Foundation, an officer and a member of the Executive Board of Nareit, a director of the Real Estate Roundtable and the former Chairman of the Pension Real Estate Association. He received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School.

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PROPOSAL 1: ELECTION OF DIRECTORS

Martin Turchin
Director since June 23, 1997 Independent Board Committees: Audit

Mr. Turchin has more than 40 years of experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions.

Mr. Turchin serves as non-executive Vice Chairman of CBRE Group, Inc., the world’s largest real estate services company. From 1985 until its merger with CBRE Group, Inc. in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. He is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin serves on the Board of Directors of Aerojet Rocketdyne Holdings, Inc. and as Chairman of Easton Development Company, LLC, a subsidiary of Aerojet Rocketdyne Holdings, Inc. He holds a BS from City College of the University of New York and a JD from St. John’s Law School.

David A. Twardock
Director since May 7, 2003 Independent Board Committees: Audit (Chair) and Compensation

Mr. Twardock has more than 30 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity.

From December 1998 to March 2013, Mr. Twardock was the President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., which had more than $70 billion in assets under management and administration as of December 31, 2012 and annually lent billions of dollars in real estate debt financing. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Board of Directors of Morgan Stanley Bank, N.A. and serves on the advisory committee of Blue Vista Capital Management and LBA Realty. Mr. Twardock is a member of the Urban Land Institute and the Economics Club of Chicago. Mr. Twardock previously served as a director of the Real Estate Roundtable and Chairman of the Real Estate Roundtable Capital Markets Committee. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago.

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PROPOSAL 1: ELECTION OF DIRECTORS

Executive Officers who are not Directors

Raymond A. Ritchey serves as Senior Executive Vice President. Prior to his appointment to this position in January 2016, Mr. Ritchey served as Executive Vice President, Head of our Washington, D.C. Office and National Director of Acquisitions and Development since April 1998 and Senior Vice President and Co-Manager of our Washington, D.C. office. Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. Mr. Ritchey is the President of the Board of Spanish Education Development (SED) Center; a member of the Federal City Council; a member of The Economic Club of Washington; Founding member of the National Association of Industrial and Office Properties (NAIOP), Northern Virginia; Chair of the JDRF Real Estate Games; and an active volunteer with numerous civic, charitable, and real estate industry organizations. A sampling of Mr. Ritchey’s professional honors include: ULI Lifetime Achievement Award; Man of the Year, CREW; Brendan McCarthy Award, GWCAR; Good Scout of the Year, Boy Scouts; Trendsetter of the Year, Transwestern; Developer of the Year (numerous organizations); Junior Achievement Man of the Year. He is a graduate of the U.S. Naval Academy and a graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 67 years old.

Michael E. LaBelle serves as Executive Vice President, Chief Financial Officer and Treasurer. Prior to his appointment to this position in January 2016, Mr. LaBelle served as Senior Vice President, Chief Financial Officer and Treasurer since November 2007 and he also served as Senior Vice President, Finance from February 2005 to November 2007. In his current role, Mr. LaBelle oversees the finance, accounting, tax, information systems, internal audit and investor relations departments and is also responsible for capital raising, treasury management, credit underwriting, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is on the National Advisory Board for the University of Colorado Real Estate Center. Mr. LaBelle holds a BS degree in Economics from the University of Colorado. He is 53 years old.

Peter D. Johnston serves as Executive Vice President, Washington, D.C. Region. Prior to his appointment to this position in January 2016, Mr. Johnston served as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 181 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington, D.C. Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been responsible for more than eight million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of NAIOP. Mr. Johnston received a BA in Business Administration from Roanoke College, an MA from Hollins College and an MBA from the University of Virginia. He is 59 years old.

Bryan J. Koop serves as Executive Vice President, Boston Region. Prior to his appointment to this position in January 2016, Mr. Koop served as Senior Vice President and Regional Manager of our Boston office since 1999. Mr. Koop is responsible for overseeing the operation of our existing regional

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PROPOSAL 1: ELECTION OF DIRECTORS

portfolio in the Boston area, which includes the Prudential Center and Kendall Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP, the Boston Green Ribbon Commission and the Kendall Square Association and previously served as chairman of the Back Bay Association. Mr. Koop received a BBA and an MBA from Texas Christian University. He is 59 years old.

Robert E. Pester serves as Executive Vice President, San Francisco Region. Prior to his appointment to this position in January 2016, Mr. Pester served as Senior Vice President and Regional Manager of our San Francisco office since 1998. Mr. Pester is responsible for overseeing existing operations in San Francisco and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a graduate of the University of California at Santa Barbara with a BA in Economics and Political Science. He is 61 years old.

John F. Powers serves as Executive Vice President, New York Region. He oversees all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing and building operations. Prior to joining us on January 2, 2014 as Senior Vice President and Regional Manager of our New York office, he served from 2004 as Chairman of CBRE, Inc. for the New York Tri-State Region overseeing the strategic direction of CBRE’s Tri-State operations. He joined the Edward S. Gordon Company, which was subsequently merged into CBRE, in 1986 after working eight years at Swiss Bank Corp (now UBS). At ESG, he developed and managed the Consulting Division into a strong and integral part of the firm’s service delivery platform, which facilitated its sustained leadership in the Manhattan office leasing market. He also brokered millions of square feet of transactions, representing both tenants and landlords, led numerous strategic consulting assignments for large corporate occupiers and advised on many ground-up developments. He is a frequent speaker on commercial real estate in New York valued for his insight linking economic trends and conditions to their eventual impact on the office market. He received a BA in Mathematics from St. Anselm College, an MA in Economics from the University of Massachusetts and an MBA from the University of Massachusetts. He also studied international economics at the Graduate Institute of International Studies, Geneva. He is 71 years old.

Frank D. Burt serves as Senior Vice President, General Counsel and Secretary, positions he has held since 2003. He is responsible for overseeing the legal and risk management departments. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the American College of Real Estate Lawyers and the Boston Bar Association and a speaker for the American College of Real Estate Lawyers, the Association of Corporate Counsel, Massachusetts Continuing Legal Education, NAIOP and Nareit. Mr. Burt received a BA, magna cum laude, from Brown University and a JD, cum laude, from the University of Pennsylvania Law School. He is 59 years old.

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PROPOSAL 1: ELECTION OF DIRECTORS

Michael R. Walsh serves as Senior Vice President, Chief Accounting Officer. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to his appointment to this position in May 2016, Mr. Walsh served as Executive Vice President, Chief Financial Officer and Treasurer of Paramount Group, Inc. (“Paramount”), a real estate investment trust focused on Class A office properties in New York City, Washington, D.C. and San Francisco, from March 2015 to March 2016. Before joining Paramount, Mr. Walsh was the Senior Vice President, Finance and Capital Markets at Boston Properties where he served in various capacities since 1986. While at Boston Properties, he was most recently responsible for overseeing its accounting, financial reporting, financial analysis and tax functions and participated extensively in investor relations matters. Mr. Walsh received a BS, magna cum laude, from Eastern Nazarene College. He is 51 years old.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in our Operating Partnership beneficially owned as of February 1, 2018 by:

•	each director;

•	each nominee for director;

•	each of our named executive officers (“NEOs”);

•	all directors, nominees for director and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2018, there were:

(1)	154,321,677 shares of our common stock outstanding;

(2)	16,808,878 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	818,002 long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued as part of our long-term incentive (“LTI”) program, excluding LTIP units issued pursuant to 2015 Multi-Year Long-Term Incentive Program (“MYLTIP”) awards, 2016 MYLTIP awards and 2017 MYLTIP awards, each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

(4)	106,178 deferred stock units outstanding.

All references in this proxy statement to LTIP units exclude LTIP units issued pursuant to 2015 MYLTIP awards, 2016 MYLTIP awards and 2017 MYLTIP awards because their three-year performance periods had not ended by February 1, 2018. LTIP units issued pursuant to 2015 MYLTIP awards, 2016 MYLTIP awards and 2017 MYLTIP awards are collectively referred to herein as “Performance Awards.” None of our directors or NEOs beneficially owns preferred units or shares of our preferred stock.

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	Common Stock		Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors, Nominees for Director and Named Executive Officers
Kelly A. Ayotte	—	**	—	**
Bruce W. Duncan(4)	—	**	2,063	**
Karen E. Dykstra(5)	3,477	**	4,002	**
Carol B. Einiger(6)	16,563	**	21,636	**
Jacob A. Frenkel(7)	1,013	**	7,445	**
Joel I. Klein(8)	4,068	**	8,231	**
Douglas T. Linde(9)	289,287	**	428,612	**
Matthew J. Lustig(10)	5,116	**	12,137	**
Alan J. Patricof(11)	36,268	**	41,341	**
Owen D. Thomas(12)	63,399	**	171,280	**
Martin Turchin(13)	25,622	**	27,633	**
David A. Twardock(14)	30,746	**	30,746	**
Raymond A. Ritchey(15)	96,802	**	415,256	**
Michael E. LaBelle(16)	26,452	**	96,943	**
Bryan J. Koop(17)	21,535	**	80,837	**
All directors and executive officers as a group (19 persons)(18)	698,442	**	1,512,469	**
5% Holders
The Vanguard Group(19)	22,607,980	14.65%	22,607,980	13.14%
BlackRock, Inc.(20)	15,489,489	10.04%	15,489,489	9.00%
Vanguard Specialized Funds – Vanguard REIT Index Fund(21)	10,390,045	6.73%	10,390,045	6.04%
State Street Corporation(22)	8,652,221	5.61%	8,652,221	5.03%
FMR LLC(23) Abigail P. Johnson	8,393,936	5.44%	8,393,936	4.88%
Norges Bank (The Central Bank of Norway)(24)	8,153,590	5.28%	8,153,590	4.74%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

**	Less than 1%.

(1)

The number of shares of common stock “beneficially owned” by each beneficial owner is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 1, 2018 and (b) the number of shares of common stock issuable to directors upon settlement of deferred stock units. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Pursuant to the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into

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common units, as applicable) have the right to redeem such units for cash or, at our option, shares of common stock, subject to certain conditions. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2018 annual meeting.

(2)	The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2018 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.

(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units are presented (assuming conversion in full into common units, if applicable) to the Operating Partnership for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2018 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.

(4)	Represents 2,063 LTIP units (of which 1,050 LTIP units are subject to vesting).

(5)	Includes 3,038 shares of common stock held directly (of which 525 shares are subject to vesting) and 439 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 525 LTIP units (all of which are subject to vesting).

(6)	Represents 16,563 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,073 LTIP units (of which 1,050 LTIP units are subject to vesting).

(7)	Represents 1,013 shares of common stock. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,432 LTIP units (of which 1,050 LTIP units are subject to vesting).

(8)	Represents 4,068 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,163 LTIP units (of which 1,050 LTIP units are subject to vesting).

(9)	Includes 183,464 shares of common stock held directly (of which 8,800 shares are subject to vesting), 700 shares of common stock held by Mr. Linde’s spouse, 2,100 shares of common stock held by Mr. Linde’s children, and 103,023 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 139,325 LTIP units (of which 15,790 LTIP units are subject to vesting). Excludes Performance Awards. Mr. Linde has shared voting and dispositive power with respect to 700 shares of common stock.

(10)	Represents 5,116 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,021 LTIP units (of which 1,050 LTIP units are subject to vesting).

(11)	Represents 36,268 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,073 LTIP units (of which 1,050 LTIP units are subject to vesting).

(12)	Includes 9,117 shares of common stock held directly and 54,282 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficiary Owned” column, 107,881 LTIP units (of which 32,389 LTIP units are subject to vesting). Excludes Performance Awards.

(13)	Includes 3,007 shares of common stock held directly, 200 shares of common stock held by Mr. Turchin’s spouse, 650 shares of common stock held through trusts and 21,765 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,011 LTIP units (of which 1,050 LTIP units are subject to vesting). Mr. Turchin has shared voting and dispositive power with respect to 650 shares of common stock.

(14)	Includes 8,787 shares of common stock held directly (of which 1,050 shares are subject to vesting) and 21,959 deferred stock units.

(15)

Represents 96,802 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 99,305 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, 31,265 common units held by a trust of which Mr. Ritchey is a beneficiary and Mr. Ritchey’s spouse is the sole

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

trustee, and 152,284 LTIP units (of which 9,468 LTIP units are subject to vesting). Excludes Performance Awards.

(16)	Includes 10,115 shares of common stock held directly (of which 6,177 shares are subject to vesting) and 16,337 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 70,491 LTIP units (of which 7,851 LTIP units are subject to vesting). Excludes Performance Awards.

(17)	Includes 585 shares of common stock held directly and 20,950 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 59,302 LTIP units (of which 11,453 LTIP units are subject to vesting). Excludes Performance Awards.

(18)	Includes an aggregate of 282,287 shares of common stock, 309,976 shares of common stock underlying exercisable stock options and 106,178 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 184,944 common units and 629,083 LTIP units. See also Notes (4) – (17) above. Excludes Performance Awards.

(19)	Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 8, 2018. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 396,336 shares of common stock, shared voting power with respect to 232,039 shares of common stock, sole dispositive power with respect to 22,163,559 shares of common stock and shared dispositive power with respect to 444,421 shares of common stock.

(20)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 9, 2018. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 14,143,012 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

(21)	Information regarding Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”) is based solely on a Schedule 13G/A filed by Vanguard REIT with the SEC on February 2, 2018. Vanguard REIT’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard REIT has sole voting power with respect to all of the shares of common stock.

(22)	Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G filed by State Street with the SEC on February 14, 2018. State Street’s address is One Lincoln Street, Boston, MA 02111. The Schedule 13G indicates that State Street has shared voting and dispositive power with respect to all of the shares of common stock.

(23)	Information regarding FMR LLC and Abigail P. Johnson is based solely on a Schedule 13G/A filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 13, 2018. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210. The Schedule 13G indicates that FMR LLC has sole voting power with respect to 3,828,750 shares of common stock and each of FMR LLC and Abigail P. Johnson has sole dispositive power with respect to the same 8,393,936 shares of common stock.

(24)	Information regarding Norges Bank (The Central Bank of Norway) (“Norges Bank”) is based solely on a Schedule 13G filed by Norges Bank with the SEC on January 5, 2018. Norges Bank’s address is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. The Schedule 13G indicates that Norges Bank has sole voting and dispositive power with respect to all of the shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied.

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COMPENSATION DISCUSSION AND ANALYSIS

In this “Compensation Discussion and Analysis,” or “CD&A,” references to (1) the “Committee” mean the Compensation Committee of the Board of Directors of Boston Properties, Inc. and (2) “executive compensation” mean primarily the Committee’s decisions regarding the compensation of our named executive officers (“NEOs”). Our NEOs for 2017 were Messrs. Thomas, Linde, Ritchey, LaBelle and Koop.

I.	EXECUTIVE SUMMARY

Introduction

We are one of the largest owners, managers and developers of office properties in the United States, concentrated in Boston, New York, San Francisco, Washington, D.C. and Los Angeles. We have a demonstrated history of creating long-term shareholder value in large part because we take on complex, technically challenging development projects, leveraging the skills of our management team to successfully develop and reposition properties that other organizations may not have the capacity or resources to pursue. Some of our most successful development projects have taken longer than a decade to acquire, construct and lease-up to stabilization. In addition, we seek to sign long-term leases with creditworthy tenants, and we generally seek long-term fixed-rate financing in order to lock in our interest expense and proactively manage our debt maturities. We recognize that our business is thus long-term in nature, and our success requires that we make business decisions with a focus on our long-term objectives, even if they have short-term negative implications.

As a result, our Committee strives to make compensation decisions that reward management for executing our strategy and promoting the best interests of the Company and its stockholders over the long term. Our market focus and strategy for creating long-term value for investors differ from many of our competitors in the office REIT segment, which makes direct comparisons in performance and compensation difficult. We therefore do not rely on a strict formulaic framework for measuring performance against short-term goals to determine compensation awards for a particular year, but instead aim for a balanced quantitative and qualitative approach, as outlined below, that our Committee believes is appropriate to ensure our continued success.

Process for Determining Executive Compensation

Following strong stockholder support in 2017 on our “Say-on-Pay” advisory vote, and the overall positive feedback we received in our communications with investors throughout the year, our Committee continues to use the same general process when setting executive compensation, which includes:

•	using the median (50th percentile) of a peer group of 16 REITs that are constituents of the S&P 500 Index (the “Benchmarking Peer Group”) as the beginning reference point and as an indicator of competitive market trends;

•	considering an analysis prepared by FPL Associates L.P. (“FPL”), the Committee’s independent compensation consultant, that benchmarks each executive officer, and the named executive officers (“NEOs”) as a group, against the Benchmarking Peer Group to determine their relative placement with respect to compensation for the prior year;

•	assessing performance not only against our own pre-established management goals, but also against the same performance metrics for five office REITs that we consider direct competitors (the “Office Peers”);

•	considering total NEO compensation over time, both on an awarded basis and on a realized basis after forfeitures;

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•	considering projections for compensation increases and decreases among our peers and the market generally, and other input received from FPL and;

•	establishing a dollar amount for total compensation for each NEO and then allocating it among base salary, cash bonus and long-term incentive (“LTI”) equity awards (including time-based LTI awards and performance-based LTI awards that use relative TSR over overlapping three-year measurement periods as the primary performance metric, to further align management’s objectives with the interests of our investors).

We do not rely on a strict formulaic framework for measuring performance against short-term goals to determine compensation awards for a particular year. The Committee believes that combining a quantitative and a qualitative assessment against pre-established goals allows it to:

•	evaluate management’s performance annually while taking into account our focus on value creation over the long-term and the difficulty of making comparisons to peers with shorter-term objectives (see “– III. Assessing Performance – Focus on Long-Term Value Creation”);

•	strike the appropriate balance between short-term objectives and long-term strategies; and

•	properly emphasize objective results while also considering subjective factors when assessing management’s performance.

Investor Outreach and Results of 2017 “Say-on-Pay” Advisory Vote

The following is a snapshot of our investor outreach and the results of our recent Say-on-Pay votes:

In addition to our usual investor outreach, our Board invited buy-side and sell-side representatives to make presentations to our Board on the REIT capital markets, investing in REITs generally, and fund flows, as well as to provide commentary on our Company and its perception among analysts and investors.

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I.    EXECUTIVE SUMMARY

2017 Performance Highlights

In addition to management meeting or exceeding the set of corporate goals established at the beginning of the year, as detailed in “– III. Assessing Performance – 2017 Corporate Goals” below, highlights of our 2017 performance include the following:

➢	completed approximately 6.4 million square feet of leasing, including 2.5 million square feet for development properties;

➢	commenced development of six projects in 2017 totaling approximately 2.7 million square feet and committed to three additional development projects for an aggregate of 1.7 million square feet;

➢	increased diluted FFO per share by 3.2% from $6.03 to $6.22, which includes the unbudgeted loss from early extinguishment of debt of approximately $13.9 million, or $0.08 per share, resulting from the early redemption of our 3.700% unsecured senior notes due 2018; excluding this loss, our FFO per share increased by 4.5%;

➢	increased our regular quarterly dividend by $0.05 per share, or 6.7%, in the fourth quarter;

➢

reduced our overall borrowing costs, including an approximately $38.4 million decrease in interest expense, and extended our debt maturities by refinancing $850 million of 3.700% unsecured senior notes that were scheduled to mature in November 2018 with the proceeds from the issuance of $850 million of 3.200% unsecured senior notes maturing in January 2025;

➢	generated a total shareholder return (“TSR”) of 5.9% compared to 5.3% for the Cohen & Steers Realty Majors Index (“C&S Realty Index”) and 3.2% for the FTSE NAREIT Office Index (the “NAREIT Office Index”) (as adjusted); and

➢	ranked #2 among U.S. Office REITs in the 2017 Global Real Estate Sustainability Benchmark assessment and in the top 5% of global participants (with 88 out of 100 overall points) earning a “Green Star” recognition for the sixth consecutive year.

Highlights of 2017 Compensation Decisions

The Committee concluded that the Company, led by its management team, had a strong year in 2017, noting, in particular, our achievements in leasing, execution of the key NOI drivers, development economics and development starts. (See “– III. Assessing Performance – 2017 Corporate Goals.”) In light of the objective and subjective assessments of performance relative to the corporate goals, performance against our Office Peers and individual performance, and reported and realized NEO compensation, the Committee determined to award 2017 total compensation for the NEOs, as a group, at a level that reflects an increase of approximately 11% over 2016 total compensation, which based on advice from FPL, the Committee expects will result in the total compensation awarded to our NEOs ranking slightly above the median of our Benchmarking Peer Group.

As part of its benchmarking review, FPL analyzed the allocation between performance-based and time-based LTIs and, for 2017, the Committee determined that it would be advisable to migrate over time to

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an allocation of LTI equity awards for the NEOs that is closer to the 50% - 50% mix of performance-based and time-based LTI equity awards that is widely accepted in the market and prevalent among our peers. The precise allocation will vary among different NEOs and from year to year based on circumstances. (See “– V. Alignment of Pay with Performance” beginning on page 49).

The following are highlights of 2017 compensation:

2017 Pay Highlights
CEO:
0%	92%	71%	53%
Change in base salary between 2016 - 2018	Amount of pay that is variable and not guaranteed	Amount paid in equity with remaining 29% paid in cash	Amount of TSR-based performance equity
All NEOs (as a group):
0%	90%	64%	50%
Change in base salaries between 2016 - 2018	Amount of pay that is variable and not guaranteed	Amount paid in equity with remaining 36% paid in cash	Amount of TSR-based performance equity

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COMPENSATION DISCUSSION AND ANALYSIS

II.	COMPENSATION GOVERNANCE

The objectives of our executive compensation program are to attract, retain and reward executives who have the motivation, experience and skills to lead the Company and continue our long-term track record of profitability, growth and TSR. The following are the key features of our executive compensation program:

WHAT WE DO
✓	We use the median (50th percentile) of the Benchmarking Peer Group as the beginning reference point and the Committee then adjusts compensation based on a quantitative and qualitative review of corporate and individual performance.

✓	The vast majority of total compensation (for 2017, more than 90%) is variable pay (i.e., not guaranteed) and salaries comprise a small portion of each NEO’s total compensation opportunity.

✓	Variable pay is based on an assessment of annual performance compared to pre-established management goals, as well as a comparison of performance against other office-focused REITs in key metrics.

✓	We align our NEOs with our long-term investors by awarding a significant percentage (approximately 50% in 2017) of compensation in the form of multi-year, performance-based equity awards that use relative TSR as the main metric.

✓	We enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards granted for prior-year performance.

✓	We have “double-trigger” vesting for time-based equity incentive awards following a change of control.

✓	We have a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.

✓	We have stock ownership guidelines for our executives and directors.

✓	We engage an independent compensation consultant to advise the Committee, which is comprised solely of independent directors.

WHAT WE DON’T DO

Ð	We do not directly target compensation above the market median (50th percentile) of the Benchmarking Peer Group.

Ð	We do not provide our CEO, and, since 2014, we have not and will not in the future provide any new executive with tax gross-ups with respect to payments made in connection with a change of control.

Ð	We do not allow hedging or pledging of Company securities.

Ð	We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts.

Ð	We do not allow for repricing of stock options.

Ð	We do not rely on a strict formulaic framework for measuring annual performance against goals to determine compensation.

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Business Strategy

The core elements of our business strategy are:

•	to maintain a keen focus on select markets that exhibit the strongest economic growth and investment characteristics over time – currently Boston, New York, San Francisco, Washington, D.C. and Los Angeles;

•	to invest in the highest quality buildings (primarily office) with unique amenities and locations that are able to maintain high occupancy and achieve premium rental rates through economic cycles;

•	in our core markets, to maintain scale and a full-service real estate capability (leasing, development, construction and property management) to ensure we (1) see all relevant investment deal flow, (2) maintain an ability to execute on all types of real estate opportunities, such as acquisitions, dispositions, repositioning and development, throughout the real estate investment cycle and (3) provide superior service to our tenants;

•	to be astute in market timing for investment decisions by acquiring properties in times of opportunity, developing into economic growth and selling assets at attractive prices, resulting in continuous portfolio refreshment;

•	to ensure a strong balance sheet to maintain consistent access to capital and the resultant ability to make opportunistic investments; and

•	to foster a culture and reputation of integrity and fair dealing, making us the counterparty of choice for tenants and real estate industry participants and the employer of choice for talented real estate professionals.

Focus on Long-Term Value Creation

Execution of our strategy spans multiple markets with different economic drivers over long periods. Development projects, which are particularly important to our strategy, take time to identify, acquire, permit, construct, lease and stabilize. This strategy of creating value for investors is multifaceted and differs from that of many of our competitors in the office REIT segment, which makes direct comparisons difficult and underlies our less formulaic approach to assessing performance, as contrasted with a purely quantitative “actual versus target” framework.

We manage every aspect of our business with a focus on the long-term, including, among others, developments, redevelopments, leasing, balance sheet management and our employees. To cite one recent example among many, we opened and commenced recognizing revenue at our Salesforce Tower development project in San Francisco in the fourth quarter of 2017. Salesforce Tower is an approximately 1,400,000 square foot office skyscraper in the South of Market district of downtown San Francisco, and as of December 31, 2017, it was 97% leased. Standing 1,070 feet high, it is now the tallest building in the San Francisco skyline and, according to the Council on Tall Buildings, the second-tallest building west of the Mississippi River. Our involvement in the project began with the formation of a joint venture with Hines in 2012 at which time we acquired a 50% interest in the project, and then in 2013 we acquired most of Hines’ remaining interest to become 95% owners of the project. The construction of the building was challenging due in large part to its proximity to the Transbay Transit Center and its location on a land fill near San Francisco’s original waterfront, requiring an advanced design modeled to withstand the strongest earthquakes. Salesforce Tower also features 10-feet high clear glass windows, 100% fresh outside air indoors, 5th floor access to a 5.4-acre Salesforce Park to be built and the largest on-site water recycling system in a commercial high-rise building in the United States. We expect the income from Salesforce Tower to have a significant impact on our results of

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operations in 2019, which will be seven years since our initial involvement (Hines has been involved in the project since 2007), and we expect it to generate a cash-on-cash yield of more than 7% upon stabilization. Other successful development projects have taken even longer. For example, it took more than 20 years to acquire, design, permit, construct and lease-up to stabilization 888 Boylston Street in Boston.

Redevelopment and repositioning of existing properties is also an important component of maintaining and enhancing the overall quality and long-term value of our portfolio. However, redevelopment and repositioning activity often has a short-term dilutive impact. When we remove from service all or a portion of a property for redevelopment or repositioning, we typically recognize less rental revenue while the space is vacant. For example, our repositioning activity at 159 East 53rd Street in New York City required that we terminate the leases of some tenants, which required payments to some of the tenants. Among other things, this can have a material negative impact on our same property results. However, we absorb the short-term negative impact because we believe investing in our assets to maintain and enhance the quality of our portfolio is in the best interest of shareholders. In addition to maintaining a full-service real estate platform and providing superior service to our tenants, our focus on long-term performance also involves management of liquidity, leverage ratios, interest-rate risk, capital commitments and debt maturities to reduce the impact of capital market volatility and provide us with the flexibility to take advantage of opportunities as they arise.

For all these reasons, we look at performance not only for the latest year and on a year-over-year basis, but also with a view to managing compensation to appropriately incentivize, compensate and retain our executives.

Direct Peer Competitors

In addition to assessing our performance against our pre-established internal goals, the Committee also reviews our performance against the same metrics for the five Office Peers listed below (with their total capitalizations as of December 31, 2017 shown in parentheses) because they operate in markets and/or have assets similar to ours. Boston Properties’ total capitalization as of the same date was $34.5 billion (see “– VII. Benchmarking Peer Group and Compensation Advisor’s Role”).

•	Douglas Emmett, Inc. ($12.0 billion)

•	Kilroy Realty Corporation ($10.1 billion)

•	Paramount Group, Inc. ($8.2 billion)

•	SL Green Realty Corp. ($17.7 billion)

•	Vornado Realty Trust ($26.9 billion)

Performance Metrics

We focus on key drivers of value creation such as leasing, development activity, new investments, growth in FFO per share, same property NOI growth, acquisitions/dispositions and balance sheet management. While the Committee is aware that different companies may calculate relevant performance metrics differently, the Committee finds it useful to compare our performance to what these other office REITs disclose for similar measures, even though information is not always directly comparable among companies.

The Committee believes that internal and external data are important tools in the design and implementation of optimal compensation programs and that benchmarking against peers provides the Committee with a market check of its compensation awards. Different sections of this CD&A discuss in

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detail the data on which the Committee relied to make sure that different elements of compensation align with our performance. In addition, the Committee utilizes its collective experiences and judgment when establishing the appropriate types and amounts of compensation.

Finally, because management roles change over time, both for individuals and within the executive team as a whole, the Committee considers each individual’s personal contributions to our organization, as well as his skill sets, qualifications and experience. We value and seek to reward performance that develops talent at all levels of our organization, promotes our culture of excellence, enhances our reputation and extends our track record of profitability and growth. For example, in 2017, the Committee took note of Mr. Thomas’ being recognized in 2017 as the #1 CEO in the REIT sector by sell-side analysts in an annual survey conducted by Institutional Investor, and continued to bring his total compensation closer to the median for CEOs within the Benchmarking Peer Group. The Committee also recognized Mr. LaBelle’s continued effectiveness in managing our balance sheet and his being recognized in 2017 for the third year in a row as the #1 CFO overall in the REIT sector, and #2 by buy-side analysts and sell-side analysts, in an annual survey conducted by Institutional Investor.

2017 Corporate Goals

In early 2017, the Committee established for management a rigorous set of operational, capital and management goals that the Committee believed challenged management to perform for our investors. Whenever possible, the Committee bases its overall assessment as to whether a goal was “exceeded,” “met” or “not met” on both quantitative and qualitative factors. We believe that doing so allows the Committee to strike the right balance, by giving proper emphasis to objective results while also considering subjective factors. For the reasons discussed under “– Assessing Performance” above, we do not rely on a strict formulaic framework for measuring annual performance against goals to determine compensation. The Committee believes that:

•	the focus should be on performance over a time span consistent with the different core elements of our long-term strategy for creating value;

•	excessive reliance on short-term goals could have negative implications for the execution of our strategy;

•	business conditions and unforeseen developments during the year that lead our Board and management to make decisions that impact actual performance against the goals as originally established must be taken into account; and

•	calculations that formulaically determine the amount of compensation paid based on performance versus goals may have unintended results.

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III.    ASSESSING PERFORMANCE

The summary table below lists the principal operational, capital and management goals for 2017 and the Committee’s overall assessment of management’s performance with respect to each. Although the Committee did not ascribe quantitative weights to the various goals, the goals in each category are listed such that those deemed most important are listed first.

2017 Goals	Overall Assessment
Operational Goals:
Leasing	Exceeded
Key NOI Drivers	Met
Growth in Diluted FFO per Share	Met
Growth in Same Property NOI	Met
Growth in Same Property NOI – Cash	Met
General and Administrative Expense	Met
Capital Goals:
Development Economics	Met
Development Starts	Exceeded
Development Deliveries	Met
New Investments	Met
Balance Sheet Management/Financings	Exceeded
Dispositions	Not Met
Entitlement	Not Met
Redevelopment	Met
Management Goals:
Investor Relations	Exceeded

Operational Goals

➢	Leasing

Why it is important: We generate revenue and cash primarily by leasing our operating and development properties. When making leasing decisions, we consider, among other things, the creditworthiness of the tenant, the term of the lease, the rental rate to be paid at inception and throughout the lease term, the costs of tenant improvements and other landlord concessions, current and anticipated operating expenses, real estate taxes, vacancy and expected future demand for the space, the impact of any expansion rights and general economic factors.

Quantitative Assessment: Following our successful leasing activity in 2016, we set an even more aggressive leasing goal for 2017 of 5.7 million square feet (of which 3.7 million square feet were in our in-service portfolio and 2.0 million square feet were in our development properties). We exceeded the goal by leasing a total of 6.4 million square feet, or 14.5% of the total square footage in our in-service portfolio. A total of 3.9 million square feet was in our in-service portfolio and 2.5 million square feet was in our development portfolio. Both the total number of square feet leased and the total as a percentage of our in-service portfolio were greater than all five of our Office Peers.

We also met our goals of achieving 90% - 91% occupancy for our in-service portfolio and proactively managing future lease rollover. We accomplished this goal despite our decision to take some properties out of service for redevelopment, which had a short-term dilutive impact on our

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in-service portfolio occupancy rate and rental revenue, but is consistent with our long-term strategy. Our occupancy as of December 31, 2017 was less than four of the five Office Peers. We also completed a significant amount of early lease renewals and extensions, most notably in New York City.

Qualitative Assessment: Following the record amount of leasing we achieved in 2016, we set an aggressive leasing goal for 2017, which management not only achieved, but surpassed by an additional 0.7 million square feet.

Overall Assessment: Goal exceeded.

➢	Key NOI Drivers

Why it is important: Our current strategy to drive future growth is to invest primarily in higher yielding new developments with significant pre-leasing commitments and in redevelopment opportunities, rather than lower yielding acquisitions of stabilized assets for which demand and pricing remain aggressive. Consistent with this strategy, beginning in 2015 we removed all or portions of some of our properties from service for redevelopment or repositioning, despite the near-term dilutive impact. In light of the significant amount of development and redevelopment projects, and the loss of occupancy and the dilutive impact of removing properties from service, management outlined for investors our plan to achieve incremental growth of approximately $352 million (including $242 million from development properties and $110 million from other key assets) in our share of annualized net operating income by 2020. The Key NOI Drivers goal is the manner by which the Committee assesses progress against the “bridge” in the years leading up to 2020.

Quantitative Assessment: In addition to the overall leasing goal discussed above, we set specific goals to lease an aggregate of approximately 1.2 million square feet of space at eight assets and renew our lease with Aramis (Estée Lauder) at 767 Fifth Avenue (the General Motors Building) in 2017. As of December 31, 2017, we had signed leases for approximately 1.5 million square feet, with another 29,000 square feet under letters of intent, and signed a lease renewal and subsequent lease expansion with Aramis for an aggregate of 300,000 square feet. In addition, as of December 31, 2017, we had pre-leased 81% of the space in the development projects underlying our goal, representing an aggregate of approximately 6.2 million square feet.

Qualitative Assessment: In light of the successful leasing progress noted above, the Committee concluded that management successfully executed our strategy in 2017 and met this goal.

Overall Assessment: Goal met.

➢	Growth in Diluted FFO per Share

Why it is important: FFO is a non-GAAP financial measure that, when combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

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Quantitative Assessment: Our goal was to exceed the midpoint of our diluted FFO guidance range of $6.05 to $6.23 (excluding the impact of any acquisitions and dispositions). This target range equated to 1.2% to 4.2% projected growth over 2016.

Our actual 2017 diluted FFO per share was $6.22, which includes the unbudgeted loss on extinguishment of debt of $0.08 per share resulting from the early redemption in December 2017 of $850 million of 3.700% unsecured senior notes that were scheduled to mature in November 2018. Excluding the loss, our diluted FFO per share would have been $6.30, or $0.07 greater than the high end of the guidance range set at the beginning of the year.

Our 3.2% year-over-year growth in diluted FFO per share was greater than three of the five Office Peers. (Refer to pages 96 through 100 of our Annual Report on Form 10-K for information relating to the calculation of FFO and diluted FFO.)

Qualitative Assessment: Management successfully executed our strategy in 2017 and delivered performance that exceeded the goal.

Overall Assessment: Goal met.

➢	Growth in Same Property NOI

Why it is important: Same Property NOI reflects the combined impact of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective on the performance of our Same Property portfolio across fiscal periods which are not immediately apparent from net income.

Quantitative Assessment: Our goal for year-over-year growth in our share of Same Property NOI (excluding termination income) was a 2.0% - 3.5% increase. We met the goal with a 2.5% increase. The growth in our share of Same Property NOI (excluding termination income) was greater than two of the five Office Peers. (Refer to Appendix A to this proxy statement for reconciliations and other information regarding our share of Same Property NOI (excluding termination income) for the fiscal years ended December 31, 2017 and 2016, respectively.)

Qualitative Assessment: Management successfully executed our strategy in 2017 and delivered performance that met the goal.

Overall Assessment: Goal met.

➢	Growth in Same Property NOI – Cash

Why it is important: Same Property NOI – Cash allows investors to compare the performance of our Same Property portfolio across periods without taking into account the effects of straight-lining rent, fair value lease revenue, straight-lined ground rent expense and certain lease transaction costs that qualify as rent inducements.

Quantitative Assessment: Our goal for year-over-year growth in our share of Same Property NOI (excluding termination income) – Cash was a 2.0% - 4.0% increase. Our year-over-year growth was 1.5%, which was below four of the five Office Peers. (Refer to Appendix A to this proxy statement for reconciliations and other information regarding our share of Same Property NOI (excluding termination income) – Cash for the fiscal years ended December 31, 2017 and 2016, respectively.)

Qualitative Assessment: During 2017, we voluntarily entered into early lease terminations with a number of tenants that effectively resulted in the conversion of all or a portion of the remaining contractual rental revenue to termination income, which we exclude from our calculation of NOI. This shift in rental revenue to termination income resulted in growth that was short of the stated goal. Early lease terminations are not unique events, but we agreed to the terminations because

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on a net present value basis, the termination income plus anticipated replacement rental revenue (and, in some cases, any anticipated additional term) was greater than the rental revenue under the leases. The Committee believes these decisions were in the best long-term interests of our investors and thus concluded that management successfully executed our strategy in 2017 and met the goal.

Overall Assessment: Goal met.

➢	General and Administrative Expense

Why it is important: To understand our expense base, of which executive compensation is a meaningful line item, our Committee assesses our management of G&A expense by determining its percentage of total revenue.

Quantitative Assessment: Our goal was to manage G&A expense (excluding transaction expenses) to approximately $108 - $114 million. Our actual 2017 G&A expense was approximately $113.7 million (an 8.3% increase from 2016), which represents approximately 4.4% of our total revenue for 2017. We also managed our G&A expense to a smaller percentage of total revenue than all five Office Peers.

Overall Assessment: Goal met.

Capital Goals

➢	Development Economics

Why it is important: The success of our development projects and realization of our plans for growth depend on the stabilized unleveraged cash yields we generate.

Quantitative Assessment: One of our goals was to deliver the 888 Boylston Street development project and the Reservoir Place North redevelopment project on or below budget, which was an aggregate of $290 million, producing favorable yields. The actual costs for both projects totaled $290 million. The cash-on-cash return for 888 Boylston Street was approximately 9.3% on a stabilized basis, exceeding management’s anticipated yield of 8.5%. Reservoir Place North, a 73,000 square foot redevelopment has not yet been leased. Upon stabilization, we expect 888 Boylston Street and Reservoir Place North to deliver a weighted-average, unleveraged cash-on-cash return of approximately 9.1%, which is more than 200 basis points greater than our target return for office developments.

Qualitative Assessment: In executing our strategy, management believes that, in general, the best use of our capital at this time is investing in new development activity and our ability to deliver development projects with unleveraged initial cash yields of approximately 7% is a product of our execution. In this current market, existing leased assets are selling at cap rates in the 4% range, so our development investments have significant projected imbedded value creation and are projected to drive our earnings growth over the next few years. Although Reservoir Place North, a relatively small space, remains unleased, the Committee concluded that management successfully executed our strategy in 2017 with the successful delivery of 888 Boylston Street and management therefore met the goal.

Overall Assessment: Goal met.

➢	Development Starts

Why it is important: Development starts are a useful indicator of future external growth, and they help us assess our ability to identify, underwrite and acquire new land parcels and air rights, secure lead tenants, obtain financing and/or joint venture partners, and commence construction of the building.

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Quantitative Assessment: Our goal was to start development at 145 Broadway in Cambridge, Massachusetts, a 475,000 square foot development with a budget of $375 million. In addition to meeting the goal by commencing development at 145 Broadway, we started five other developments in 2017, easily exceeding our goal. Specifically, we commenced development at:

•	6595 Springfield Center Drive in Springfield, Virginia, for the Transportation Security Authority, which will occupy as its new headquarters,

•	7750 Wisconsin Avenue in Bethesda, Maryland, which is fully leased to Marriott International and will be used as its corporate headquarters,

•	MacArthur Station residences in Oakland, California,

•	The Hub on Causeway residential project in Boston, Massachusetts, and

•	20 CityPoint in Waltham, Massachusetts.

When delivered, we expect these properties will total approximately 2.7 million square feet, which is more than five times the goal set for 2017. As of December 31, 2017, we had a weighted-average of 94% pre-leased for the four office development projects that commenced. Our development starts have an aggregate development budget (our share) of approximately $1.4 billion and represent approximately 6.1% of gross asset value, both of which are greater than all five Office Peers.

Qualitative Assessment: We expect that development will remain a key component of our strategy. Our development activity remains active with many new pre-leased projects either committed to or under pursuit. Committed to, but not yet commenced developments in the pipeline include 2100 Pennsylvania Avenue in Washington, DC, 17Fifty Presidents Street in Reston, Virginia, and Reston Gateway in Reston, Virginia, together representing 1.7 million square feet and approximately $1.2 billion in investment. As of December 31, 2017, we had approximately 6.2 million square feet under construction and redevelopment, including eight office and retail projects with a development budget (our share) of approximately $2.6 billion, and four residential projects with a development budget of approximately $792 million. In addition, we have a total of approximately 1.7 million square feet in our entitled future development pipeline, and an estimated 10.1 million square feet of future development projects in the entitlement process.

Overall Assessment: Goal exceeded.

➢	Development Deliveries

Why it is important: Development deliveries measure our ability to execute our development pipeline on time and within budget.

Quantitative Assessment: Our goal was to deliver two development projects totaling approximately 438,000 square feet with an aggregate development budget of approximately $309 million, which represents 1.3% of gross asset value. We met the goal by fully placing in-service 888 Boylston Street in Boston, Massachusetts, totaling approximately 417,000 square feet at a total cost of approximately $265 million, and delivering Reservoir Place North, a 73,000 square foot redevelopment in Waltham, Massachusetts at a total cost of $25 million, for a total of 490,000 square feet and an aggregate cost of $290 million. Our 2017 development deliveries met our goal of approximately 1.3% of gross asset value, a greater percentage than four of the five Office Peers.

Qualitative Assessment: Taken as a whole, management delivered 490,000 square feet of development space in 2017, which was 52,000 square feet, or 12%, greater than the goal. Upon stabilization, we expect 888 Boylston Street and Reservoir Place North to deliver a weighted-average, unleveraged cash-on-cash return of approximately 8.7%, which is greater than our target return for office developments of 7.0%.

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III.    ASSESSING PERFORMANCE

Overall Assessment: Goal met.

➢	New Investments

Why it is important: Active participation in new investments sustains our market-leading position and growth prospects, and new partnerships validate our strong reputation as a preeminent owner and developer.

Quantitative Assessment: Our goals were to make select acquisitions depending on market conditions, with a focus on opportunities in the Los Angeles market, and complete three new investments from a list of potential transactions that we were pursuing at the beginning of 2017. In 2017, market conditions in the private real estate equity market declined as office sale transaction volume decreased by 25% by the end of 2017 when compared to 2016. Due to these conditions, we did not complete any of the specified acquisitions included in this goal in 2017, but will continue to evaluate opportunities as they arise. For 2017, three of the five Office Peers invested a greater percentage of gross asset value percentage than we did.

Despite the market conditions, we made two new key investments in 2017: a 740,000 square foot building at 7750 Wisconsin Avenue in Bethesda, Maryland, which is fully leased to Marriott International to serve as its headquarters, and a 634,000 square foot development at 6595 Springfield Center Drive in Springfield, Virginia, fully leased by the TSA to serve as its headquarters. These two developments total approximately $525 million (our share) in new investment.

Qualitative Assessment: We remain committed to growing our presence and portfolio in Los Angeles and, in 2017, underwrote numerous opportunities in the market. However, due to pricing challenges, we decided not to proceed with them. We have been executing on our strategy to develop office properties at higher yields rather than acquire assets at lower yields as evidenced by the pre-leased projects launched in 2017 with anticipated unlevered initial cash yields of approximately 7%. Management remains disciplined in its underwriting of opportunities and will continue to do so as we look to grow. In addition to securing the Marriott and TSA investments, management has committed to approximately 1.7 million square feet and $1.2 billion in new investment.

Overall Assessment: Goal met.

➢	Balance Sheet Management/Financings

Why it is important: A strong balance sheet and superior access to capital help us minimize debt finance costs, enable us to act quickly on opportunistic investments and better manage our debt maturities to reduce the impact of capital market volatility.

Quantitative Assessment: In 2017, management excelled in its execution of our strategy to manage near-term debt maturities and maintain a conservative balance sheet. In April 2017, we amended and restated our credit facility, which increased the total commitment to an aggregate of $2.0 billion, reduced the variable interest rates and extended the maturity from July 2018 to April 2022. Included in the refinancing was the addition of a $500 million delayed-draw term loan facility. Also, in December 2017, we completed a public offering of $850 million in aggregate principal amount of 3.200% unsecured senior notes due 2025, the proceeds of which were used to redeem $850 million in aggregate principal amount of our 3.700% unsecured senior notes scheduled to mature in November 2018. This had the effect of reducing our borrowing costs and extending our debt maturities. Taken as whole, our financing activities in 2017 resulted in a decrease in interest expense of approximately $38.4 million compared to 2016 and extended the weighted-average maturity of our debt to 6.4 years from 5.0 years at the end of 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

III.    ASSESSING PERFORMANCE

In addition, we completed significant financings for two of our joint venture properties. In June 2017, an entity in which we own a 60% interest completed a refinancing of a mortgage secured by interests in 767 Fifth Avenue (The General Motors Building), resulting in a $2.3 billion mortgage bearing interest at a fixed interest rate of 3.43% per annum and maturing in June 2027. This represented the largest loan secured by a single asset in United States history. Also, in July 2017, the entity in which we own a 50% interest in Colorado Center obtained a mortgage loan for $550 million. The mortgage loan bears interest at a fixed rate of 3.56% per annum and matures in August 2027.

Qualitative Assessment: In 2017, we completed an aggregate of $5.9 billion in debt financing and refinancing activity, preserving a strong balance sheet to maintain consistent access to capital and the flexibility to make opportunistic investments. The Committee concluded that management executed our strategy with great success in 2017 and exceeded the goal.

Overall Assessment: Goal exceeded.

➢	Dispositions

Why it is important: The disposition of non-core assets allows us to better leverage the properties in our portfolio. In addition, older buildings require relatively greater operating costs and capital expenditures than new buildings, so we believe a consistent review of our portfolio and the future growth opportunities of the properties therein is an important component of our overall strategy.

Quantitative Assessment: Our goal was $200 million in asset dispositions, depending on market conditions. During 2017, we completed $31 million in sales of non-core assets. We recognized a total gain of approximately $6.6 million. Our 2017 percentage of gross asset value from dispositions was lower than four of the five Office Peers.

Qualitative Assessment: Our disposition activity in 2017 was relatively low and is a result of our strategy to sell only non-core assets or assets with lower growth profiles. It is also important to note that as of December 31, 2017, we were also under contract or had signed letters of intent to sell two assets totaling $149 million, one of which closed in early January 2018.

Overall Assessment: Goal not met.

➢	Entitlement

Why it is important: Obtaining the necessary entitlements and permits is an essential component to the execution of our development and redevelopment pipelines.

Quantitative Assessment: Our goals were to (1) obtain the remaining entitlements and/or complete the development plans for five projects and (2) advance the development plans for five projects. We obtained the necessary entitlements for the three of the five projects, including the Reston Eastgate land parcel in Reston, Virginia that was sold in 2017, we commenced development of a 402-unit residential building and supporting retail space at the MacArthur Station residences in Oakland, California, and we completed the development plan for 501 K Street in Washington, DC. In addition, we advanced our development plans at each of the five properties that comprised the goal. Among other things, we entered into lease agreements with tenants, but had not yet commenced development, at 2100 Pennsylvania Avenue in Washington, DC, 17Fifty Presidents Street in Reston, Virginia, and Reston Gateway in Reston, Virginia, together representing 1.7 million square feet and $1.2 billion in investment.

Qualitative Assessment: Although management made significant progress in 2017, there are elements of our business that are not within our control that prevented us from completing a number of the projects outlined at the beginning of 2017. While we remain focused on obtaining

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COMPENSATION DISCUSSION AND ANALYSIS

III.    ASSESSING PERFORMANCE

these entitlements so that we have more control over the timing of when to commence construction of these projects, the Committee concluded that management did not meet this goal.

Overall Assessment: Goal not met.

➢	Redevelopment

Why it is important: Redevelopment of existing properties is important in maintaining the overall high quality of our assets, and repositioning can better position specific properties for competition.

Qualitative Assessment: Our goal was to make progress on four of our properties identified as redevelopment opportunities. We’ve finalized plans for two of the properties. The other two properties are slated for lobby renovations with one project underway and the other awaiting local city approval.

Overall Assessment: Goal met.

Management Goals

➢	Investor Relations

Why it is important: A complex, long-term strategy like ours requires regular interaction with the buy-side and sell-side analysts, as well as significant investors in our stock, particularly because it differs from that of many of our peers in the office sector. Producing clear and concise presentations for investors in a variety of forums helps us differentiate Boston Properties in the REIT sector.

Qualitative Assessment: During 2017, management continued to enhance our investor communications strategy, including conducting three non-deal road-shows, two of which were outside of the United States, with a particular focus on non-REIT dedicated and underweight investors. In October 2017, we held an investor conference attended by over 200 industry professionals from which we received positive feedback.

Overall Assessment: Goal exceeded.

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COMPENSATION DISCUSSION AND ANALYSIS

IV.	PERFORMANCE-BASED EQUITY AWARDS; THREE-YEAR TSR DRIVES ACTUAL EARNED PAY

Multi-Year Long-Term Incentive Program (MYLTIP)

Management’s performance against operational, capital and management goals drives the Committee’s annual compensation awards. What our NEOs actually earn is driven to a significant extent by our TSR through LTI awards under a rigorous performance-based program (our Multi-Year Long-Term Incentive Program, or “MYLTIP”). MYLTIP awards incorporate a formulaic link to our relative TSR over three-year overlapping measurement periods.

Because we are the largest dedicated office REIT, our performance is most closely correlated with both the larger U.S. REITs and office-focused companies. Therefore, consistent with the 2017 MYLTIP, the 2018 MYLTIP design is built on a comparison of our TSR against (1) the C&S Realty Index, which reflects many of the largest and best-in-class REITs, and (2) the NAREIT Office Index (which includes Boston Properties and is adjusted to include Vornado Realty Trust because it is one of the five Office Peers despite being categorized as a diversified REIT by FTSE NAREIT), which contains all other listed office REITs. MYLTIP awards include modifiers that potentially penalize management for low absolute TSR and reward management for high absolute TSR over the entire measurement period. If our annualized TSR is less than 0%, earned awards will be reduced by 20% from what they would be based on relative TSR alone. If our annualized TSR is more than 12%, then awards will be earned at the “threshold” (50% of target value) level even if, based on relative TSR alone, awards would be earned at a lower level. One-half of any earned awards vest at the end of the performance measurement period. The remaining one-half is subject to one additional year of time-based vesting. Vesting is accelerated under certain circumstances. (See “– IX. Other Compensation Policies – Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” beginning on page 54.)

For 2018 MYLTIP awards, levels of payout opportunity range from zero to 200% of target value, on a straight-line basis, depending on relative TSR performance compared to each of the C&S Realty Index and NAREIT Office Index (as adjusted) as follows:

The Committee believes that the MYLTIP design provides management with quantifiable incentives that (i) span an appropriate, symmetrical range of relative TSR performance aligned with historical volatility in the REIT sector compared to our actual performance, (ii) will keep our management motivated over the entire three-year measurement period and (iii) reward management within a rigorous pay-for-performance philosophy. Based on advice from FPL, the Committee believes that the MYLTIP design is competitive as compared with current market practice in the REIT industry for similar plans and provides an appropriate risk-reward trade-off.

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COMPENSATION DISCUSSION AND ANALYSIS

IV.    PERFORMANCE-BASED EQUITY AWARDS; THREE-YEAR TSR DRIVES ACTUAL EARNED PAY

Status of MYLTIP Awards

The following summarizes the performance periods and outcomes of our 2013-2015 MYLTIP plans, all of which have ended, and the interim valuations as of December 31, 2017 for our 2016-2017 MYLTIP plans, in each case, based on calculations prepared by our valuation expert.

(1)	Percentages shown are estimates as of December 31, 2017, based on interim valuations performed by a valuation expert (which could change up or down over the balance of the respective measurement periods).

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COMPENSATION DISCUSSION AND ANALYSIS

IV.    PERFORMANCE-BASED EQUITY AWARDS; THREE-YEAR TSR DRIVES ACTUAL EARNED PAY

Reported vs. Realized Pay

The Committee is cognizant that a direct correlation does not exist between the successful execution of our long-term strategy, as demonstrated year after year through the achievement of goals set for management, and our TSR, particularly on a relative basis. This is particularly true when TSR is compared over a limited period of time. For example, for the most recent 2015 MYLTIP program, Mr. Thomas earned $950,039, or 22% of the target value for those awards, and all NEOs as a group earned $2,634,349, or 22% of the target value for those awards. The following graph shows for our CEO (1) the reported value of the MYLTIP awards as of the respective grant dates, (2) the maximum payout opportunity that could have been earned under each plan based primarily on relative TSR performance, and (3) the actual realized pay for the 2013-2015 MYLTIP awards for which the measurement periods have ended, as well as interim valuations as of December 31, 2017 for the 2016 and 2017 MYLTIP awards:

	2013 MYLTIP	2014 MYLTIP	2015 MYLTIP	Total (2013-2015) MYLTIP	2016 MYLTIP		2017 MYLTIP
Reported Pay	$1,125,000	$2,826,563	$4,145,625	$8,097,188	$5,000,000		$5,150,000
Target Value	$2,045,454	$2,884,247	$4,318,359	$9,248,060	$5,681,818		$6,204,819
Maximum Payout Opportunity	$6,136,362	$8,652,742	$10,795,898	$25,585,003	$14,204,545		$12,409,639
Realized Pay	$2,239,772	$798,257	$950,039	$3,988,068	$2,443,182	(1)	$2,854,217	(1)

Payout as % of Target	109%	28%	22%	43%	43%	(1)	46%	(1)

(1)	Amounts and percentages shown are estimated values for our CEO as of December 31, 2017, based on interim valuations performed by our valuation expert (which could change up or down over the balance of the respective measurement periods).

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V.	ALIGNMENT OF PAY WITH PERFORMANCE

Based on the goal assessments, FPL’s benchmarking analysis and projections for compensation increases and decreases among our peers and the market generally, and other input received from FPL, the Committee decided that 2017 total compensation for the NEOs, as a group, should be set at a level that reflects an increase of approximately 11% over 2016 total compensation, with a view to retention and providing incentives aligned with the best long-term interests of the Company and its stockholders.

Variable Pay Mix

For each NEO, the Committee approves the appropriate level and mix of pay based on his role, responsibilities and performance. The Committee believes that our executive compensation is well-aligned with our stockholders’ interests and in line with the Benchmarking Peer Group. Variable pay, consisting of LTI equity awards and annual cash bonus, constitutes the vast majority of our executive compensation (for our CEO, variable pay increased to 92.4% of total compensation for 2017 performance). This allows the Committee to reward good performance and penalize poor performance. The following charts present the allocation of total pay among different components for our CEO and the weighted-average of each component for all NEOs as a group:

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COMPENSATION DISCUSSION AND ANALYSIS

V.    ALIGNMENT OF PAY WITH PERFORMANCE

2017 Compensation

The following table presents the total direct compensation of our NEOs, inclusive of salary, bonus and LTI equity awards, but not other items required by SEC rules to be reported in the Summary Compensation Table presented under “Compensation of Executive Officers.” We believe that this table most accurately reflects the awards made by the Committee with respect to executive compensation for 2017 compared to 2016, including MYLTIP awards whose value will be determined over a forward three-year period based on our relative TSR. To link annual awards of long-term equity incentive compensation to annual performance, the Committee, consistent with the majority of other companies whose fiscal year ends on December 31, typically makes equity awards for a particular year in late January or early February of the following year. SEC rules for equity awards (unlike for cash bonuses) require that they be presented as compensation for the year in which they were actually granted, and therefore equity awards shown in the Summary Compensation Table presented under “Compensation of Executive Officers” on page 61 lag a year (i.e., awards made in February 2018 to reward performance in 2017 are not reflected in this year’s Summary Compensation Table).

	Salary(1)			Cash Bonus
Executive	2017	2016	% Change	2017	2016	% Change
Owen D. Thomas	$875,000	$875,000	—%	$2,425,000	$2,558,333	(5.2)%
Douglas T. Linde	$725,000	$725,000	—%	$1,935,000	$1,847,500	4.7%
Raymond A. Ritchey	$720,000	$720,000	—%	$2,080,000	$1,555,000	33.8%
Michael E. LaBelle	$500,000	$500,000	—%	$1,325,000	$900,000	47.2%
Bryan J. Koop	$400,000	$400,000	—%	$1,280,000	$835,000	53.3%

Total	$3,220,000	$3,220,000	—%	$9,045,000	$7,695,833	17.5%

	LTI Equity Awards			Total Compensation
Executive	2017	2016	% Change	2017	2016	% Change
Owen D. Thomas	$8,189,000	$6,866,667	19.3%	$11,489,000	$10,300,000	11.5%
Douglas T. Linde	$5,331,000	$4,777,500	11.6%	$7,991,000	$7,350,000	8.7%
Raymond A. Ritchey	$4,509,000	$4,225,000	6.7%	$7,309,000	$6,500,000	12.4%
Michael E. LaBelle	$2,050,000	$2,100,000	(2.4)%	$3,875,000	$3,500,000	10.7%
Bryan J. Koop	$1,308,000	$1,365,000	(4.2)%	$2,988,000	$2,600,000	14.9%

Total	$21,387,000	$19,334,167	10.6%	$33,652,000	$30,250,000	11.2%
(1)	The Committee made no adjustments to base salaries for 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

VI.	ALLOCATION OF LTI EQUITY AWARDS

The Committee approved LTI equity awards to NEOs for 2017 performance as a dollar amount that was then converted into a mix of performance-based MYLTIP awards and time-based, full-value equity awards. At the direction of the Committee, FPL conducted a multi-year, backward- and forwarding-looking analysis of peer equity award pay mix with the objective of finding the appropriate allocation to maintain the focus and dedication of a talented management team, which, in our case, has met or exceeded its goals as a whole. Based on the information received from FPL, the Committee determined that it would be advisable to migrate over time to an allocation of LTI equity awards for the NEOs that is closer to the 50% - 50% mix of performance-based and time-based that is widely accepted in the market and prevalent among our peers, although the precise allocation will vary among different NEOs and from year to year based on circumstances. Messrs. Thomas’ and Linde’s reallocation resulted in relatively larger portions of performance-based 2018 MYLTIP awards as compared to past LTI equity award mixes, and Messrs. Ritchey, LaBelle and Koop received relatively larger portions in time-based incentive equity. The following table sets forth the dollar values of the performance-based and time-based equity awards to NEOs for 2017:

Executive	Performance- Based LTI Equity Awards	Time-Based LTI Equity Awards	Total LTI Equity Awards	Total LTI Equity Awards as % of Total Compensation
Owen D. Thomas	$4,339,000	$3,850,000	$8,189,000	71%
Douglas T. Linde	$2,861,000	$2,470,000	$5,331,000	67%
Raymond A. Ritchey	$2,100,000	$2,409,000	$4,509,000	62%
Michael E. LaBelle	$912,500	$1,137,500	$2,050,000	53%
Bryan J. Koop	$560,000	$748,000	$1,308,000	44%

Total	$10,772,500	$10,614,500	$21,387,000	64%

The performance-based portion of LTI equity awards for 2017 performance was made through 2018 MYLTIP awards, with a three-year performance period (February 6, 2018 to February 5, 2021), an additional year of time-based vesting, a total target value for NEOs of approximately $13.1 million and an aggregate payout opportunity ranging from zero to a maximum of $26.3 million. The baseline share price for 2018 MYLTIP awards was $118.46 (the average closing price per share of our common stock on the NYSE for the five trading days prior to and including February 6, 2018).

Under the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation – Stock Compensation” (“ASC Topic 718”), we expect that 2018 MYLTIP awards to NEOs will have an aggregate value of approximately $10.8 million, which amount will generally be amortized into earnings over the four-year plan period under the graded vesting method. 2018 MYLTIP awards were made in the form of LTIP units that are subject to forfeiture to the extent they are not earned or do not become vested. The number of LTIP units issued was an estimate of the maximum number of LTIP units that NEOs could earn, based on certain assumptions. The number of LTIP units actually earned will be determined at the end of the performance period by dividing each NEO’s share of the total pool, if any, by the average per share closing price of our common stock on the NYSE for the fifteen trading days immediately preceding the measurement date. If fewer LTIP units than the number issued initially are earned, the balance will be forfeited. Prior to the measurement date, LTIP units issued on account of 2017 MYLTIP awards will be entitled to receive per unit distributions equal to 10% of the regular quarterly distributions payable on a common unit, but will not be entitled to receive any special distributions, as opposed to distributions per unit equal to those, both regular and special, payable on a common unit after the measurement date.

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COMPENSATION DISCUSSION AND ANALYSIS

VI.    ALLOCATION OF LTI EQUITY AWARDS

The time-based portion of LTI equity awards granted for 2017 performance to the NEOs other than Mr. Ritchey consisted of LTIP units or restricted shares of our common stock that vest ratably over a four-year period (25% per year). In the case of Mr. Ritchey, the time-based portion of his 2017 LTI equity award was fully vested upon issuance because he had attained the retirement age of 65. Pursuant to our Equity Award Grant Policy discussed below, time-based full-value equity awards were issued as of the close of business on February 2, 2018 based on the closing price per share of our common stock on the NYSE on that date ($119.34).

VII.	BENCHMARKING PEER GROUP AND COMPENSATION ADVISOR’S ROLE

The Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, among other things, we believe it is necessary for compensation to be competitive with other large public real estate companies with which we compete for executive talent. The Committee uses industry peer group data as one tool in assessing and determining pay for our executive officers. Other REITs, however, both in the office sector and in other sectors, are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Committee with insight into overall market pay levels, market trends, “best” governance practices, and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Committee uses it as the starting point when setting our executive compensation. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data.

The Committee has retained FPL as its advisor since 2012 and every year re-assesses and re-affirms the independence of FPL in connection with renewal of the engagement. The Committee directed FPL to, among other things: (1) benchmark our executive compensation against our peers and assist in developing compensation objectives, (2) analyze trends in compensation in the marketplace generally and among our peers specifically and (3) recommend the components and amounts of compensation for our top executive officers.

FPL selected the companies to be included in the peer group we use for benchmarking executive compensation based on a review of the methodologies employed by sixteen of the REITs included in the S&P 500 Index. Based on these criteria, FPL recommended to the Committee the same peer group of sixteen publicly traded real estate companies as it did in previous years, which are comparable to the Company in terms of total capitalization and assets, irrespective of property focus. FPL felt that size, as measured by total capitalization rather than equity market capitalization, is the most relevant criterion because top executives are ultimately responsible for managing the entire organization and total capitalization best depicts scale, complexity and breadth of operations, as well as the amount of capital and assets managed. Notably, fifteen out of the sixteen members of this Benchmarking Peer Group also list us as a peer company.

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COMPENSATION DISCUSSION AND ANALYSIS

VII.    BENCHMARKING PEER GROUP AND COMPENSATION ADVISOR’S ROLE

The following table provides the names and key information for each peer company:

Name	Property Focus	Headquarters	Number of Employees(1)	UPREIT Market Capitalization (in millions)(2)	Total Capitalization (in millions)(3)
Alexandria Real Estate Equities, Inc.	Office	Pasadena, CA	323	$12,591	$17,980
American Tower Corporation	Specialty	Boston, MA	4,752	$61,185	$83,567
AvalonBay Communities, Inc.	Multi-family	Arlington, VA	3,112	$24,638	$31,766
Digital Realty Trust, Inc.	Specialty	San Francisco, CA	1,436	$24,366	$34,294
Equity Residential	Multi-family	Chicago, IL	2,700	$24,315	$33,351
General Growth Properties, Inc.	Regional Mall	Chicago, IL	1,700	$22,615	$36,677
HCP, Inc.	Health Care	Irvine, CA	190	$12,407	$20,019
Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	205	$14,859	$18,849
The Macerich Company	Regional Mall	Santa Monica, CA	853	$9,919	$15,260
Prologis, Inc.	Industrial	San Francisco, CA	1,565	$35,350	$47,741
Public Storage	Self-Storage	Glendale, CA	5,600	$36,423	$41,897
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	4,150	$61,503	$85,144
SL Green Realty Corp.	Office	New York, NY	1,065	$10,294	$17,659
Ventas, Inc.	Health Care	Chicago, IL	493	$21,520	$33,022
Vornado Realty Trust	Office	New York, NY	3,989	$15,759	$26,904
Welltower, Inc.	Health Care	Toledo, OH	392	$23,618	$36,759
Median			1,501	$23,116	$33,187
Average			2,033	$25,710	$36,306
Boston Properties, Inc.			740	$22,359	$34,462
Relative Percentile Rank			31%-ile	45%-ile	60%-ile

Source: S&P Dow Jones Indices, a Division of S&P Global. Data as of December 31, 2017.

(1)	Represents the number of employees on a full time equivalent basis.
(2)	Represents market value of outstanding common stock. May include the value of OP units, where available.
(3)	Total capitalization includes debt and the book value of any preferred stock.

FPL’s benchmarking review was based, in part, on information disclosed in the peer companies’ proxy statements filed in 2017 (the latest year for which comprehensive data is publicly available). FPL also reviewed the 2017 NAREIT Compensation Survey (which FPL conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPL for additional context. FPL’s review compared our executive pay practices to cash and non-cash compensation awarded to executives in comparable positions at peer companies. FPL advised the Committee that the peer companies generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash and annual long-term compensation generally in the form of equity with time-based vesting over three to five years and a focus on performance-based compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

VIII.	ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

Our CEO and President make recommendations to the Committee on the compensation of executive officers who report to them based on their assessment of achievement of the Company’s strategic and tactical plans, executives’ individual performance and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). The Committee considers these recommendations together with input from FPL. All final decisions affecting executive compensation are made by the Committee.

IX.	OTHER COMPENSATION POLICIES

Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control

Time-based equity awards made in 2015 or later include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” We believe that this policy regarding acceleration of vesting upon a change of control is in line with current best practice while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders.

Although not required, the Committee decided to make the policy applicable to senior officers, including our Chief Executive Officer, who were entitled to single-trigger vesting under their employment agreements, and those executives voluntarily agreed to the change. The Committee believes that this demonstrates its and management’s responsiveness to stockholders and that the new policy addresses two key objectives:

•	Aligning executives’ interests with stockholders’ interests: when a change of control may be imminent, it is important to ensure that executives have the same incentive as stockholders to maximize stockholder value.

•	Minimizing conflicts of interest: double-trigger vesting in the context of a potential change of control reduces distraction and the risk that executives would leave the Company before a transaction is completed, while also preventing executives from receiving a windfall by compensating them only if their employment is terminated.

Clawback Policy

We have a formal “clawback” policy, which allows us to recoup from all executive officers and certain other specified officers incentive compensation paid on the basis of financial results that are subsequently restated. Under the policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, the Committee may require those officers to repay or forfeit “excess compensation,” which includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three-year period preceding the publication of the restated financial statements, that the Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements.

The Committee may take into account any factors it deems reasonable in determining (1) whether to seek recoupment of previously paid excess compensation, (2) the amount of excess compensation to recoup from each individual officer, which may reflect whether the Committee concluded that he or she engaged in wrongdoing or committed grossly negligent acts or omissions, and (3) the form of the compensation to be recouped. The Committee intends to periodically review this policy and, as

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appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Gross-Up for Excess Parachute Payments

In January 2014, we adopted a formal “no tax gross-up” policy with respect to our senior executives. Pursuant to this policy, we will not make or promise to make any tax gross-up payment to any senior executive in the future, other than payments in accordance with obligations existing at the time of the policy’s adoption or pursuant to arrangements applicable to our management employees generally, such as a relocation policy. All of the employment agreements that we have entered into with new senior executives since 2013, including our original and new employment agreements with our CEO, Mr. Thomas, do not provide for tax gross-up payments and, accordingly, this policy represents the formalization of the Committee’s pre-existing practice with respect to tax gross-ups. In addition, our Senior Executive Severance Plan and Executive Severance Plan provide that executives who become eligible to participate in these plans in the future will not be entitled to any tax gross-up payments under the plans.

Policy Concerning Hedging and Pledging Transactions

We have a policy prohibiting executive officers and directors from engaging in short sales and derivative transactions, purchasing our securities on margin and pledging our securities as collateral for a loan. Transactions such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. An exception from the policy may be granted on a case-by-case basis where an executive officer or director who wishes to pledge Company securities as collateral for a loan (not including margin debt) clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No such exceptions have ever been granted.

Mandatory Minimum Equity Ownership Policy for Senior Executives

To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, we have a policy that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6.0x
President	5.0x
Senior Executive Vice President	5.0x
Executive Vice President, Chief Financial Officer	3.0x
Executive Vice President, Regional Manager	2.0x
Senior Vice President	1.5x

If an executive’s ownership falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the

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guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the executive again attains the target multiple.

Employees who are hired or promoted to senior management positions will have a five-year period beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted.

Equity Award Grant Policy

We have a policy that annual grants to employees are approved by the Committee in or around the third or fourth week of January each year, with an effective grant date immediately following the closing of the NYSE on the second trading day after we publicly release financial results for the prior year. We believe this policy provides the necessary certainty and transparency for both employees and stockholders, while allowing the Committee desired flexibility.

Our Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the fair value of a ten-year option with the exercise price equal to the closing market price on the NYSE of a share of our common stock on the effective date of grant, as calculated by an independent valuation expert in accordance with ASC Topic 718 using assumptions approved by the Committee. The Equity Award Grant Policy does not apply to MYLTIP awards because they are not “full-value” awards upon issuance and their value depends on our future TSR performance; accordingly, consistent with past practice for performance-based equity awards, the Committee determined that the MYLTIP baseline share price, from which TSR performance is measured, should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.

LTIP Units

Since 2003, we have used a class of partnership interests in our Operating Partnership, called long term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

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Under the 2016, 2017 and 2018 MYLTIP, during the performance period holders of LTIP units will receive distributions equal to one-tenth (1 / 10th) of the amount of regular quarterly distributions paid on a common unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit.

Employment Agreements

We have employment agreements with each of our NEOs. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” beginning on page 69.) For NEOs other than Mr. Thomas, these agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which other NEOs are eligible. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the executives and to our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.

Change in Control Arrangements

We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. Although Mr. Thomas was entitled to “single-trigger” vesting upon a change in control under his original employment agreement, he has agreed to be subject to the “double-trigger” vesting policy adopted for all time-based LTI equity awards made in 2015 or later. We also have two change in control severance plans, one for our President, Senior Executive Vice President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. The two change in control severance plans are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” beginning on page 69.) Officers who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was market practice when these plans were adopted in 1998. Mr. Thomas is not entitled to a tax gross-up payment under his employment agreement.

In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because very often senior manager positions are eliminated following a change in control. By agreeing up front to provide severance benefits in the event of an involuntary termination or constructive

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termination of employment following a change in control, the Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “– Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” above.

Perquisites

We provide Messrs. Linde, Ritchey and Koop a monthly car allowance of $750 and we provide all of our executive officers a designated parking space. Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas has declined this benefit at all times since 2013. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer up to 20% of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Compensation of Executive Officers – Nonqualified Deferred Compensation” beginning on page 68.

Retirement and Health and Welfare Benefits

We have never had a traditional or defined benefit pension plan. We maintain a Section 401(k) retirement plan in which all salaried employees can participate which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($270,000 in 2017)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan.

Deductibility of Executive Compensation

The Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee” unless certain exceptions are met primarily related to performance-based compensation. Substantially all of the services rendered by our executive officers were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such

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compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

Assessment of Compensation-Related Risks

The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes that because of the following there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

Risk Mitigation Factors

•	our policies and programs are generally intended to encourage executives to focus on long-term objectives;

•	overall compensation is maintained at levels that are competitive with the market;

•	the mix of compensation rewards long-term performance with a significant at-risk component;

•	variable pay is based on the achievement of a variety of financial and operational performance measures with the Committee having discretion to determine how much each measure should impact pay, thereby mitigating the risk that any one measure can dominate the payouts based on any formula;

•	all equity awards are subject to multi-year vesting;

•	executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•	a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Carol B. Einiger, Chair

Bruce W. Duncan

David A. Twardock

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SUMMARY COMPENSATION TABLE

The following table shows the compensation for each of our NEOs in accordance with Item 402(c) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(6)	Total ($)
Owen D. Thomas Chief Executive Officer	2017	875,000	2,425,000	6,745,617	(3)	16,680	10,062,297
	2016	867,308	2,558,333	6,560,000	(4)	16,380	10,002,021
	2015	773,077	2,558,333	5,421,975	(5)	16,380	8,769,765
Douglas T. Linde President	2017	725,000	1,935,000	4,777,500	(3)	33,600	7,471,100
	2016	724,231	1,847,500	4,605,120	(4)	33,300	7,210,151
	2015	713,462	1,805,000	4,418,624	(5)	32,700	6,969,786
Raymond A. Ritchey Senior Executive Vice President	2017	720,000	2,080,000	4,077,125	(3)	33,096	6,910,221
	2016	719,231	1,555,000	3,915,844	(4)	32,796	6,222,871
	2015	708,462	1,495,000	3,853,737	(5)	29,088	6,086,287
Michael E. LaBelle Executive Vice President, Chief Financial Officer and Treasurer	2017	500,000	1,325,000	2,100,000	(3)	24,600	3,949,600
	2016	499,231	900,000	1,929,312	(4)	24,300	3,352,843
	2015	488,846	830,000	1,540,000	(5)	23,700	2,882,546
Bryan J. Koop Executive Vice President, Boston Region	2017	400,000	1,280,000	1,316,874	(3)	33,600	3,030,474
	2016	399,231	835,000	1,295,910	(4)	33,300	2,563,441
	2015	388,846	821,250	1,243,150	(5)	32,700	2,485,946

(1)	Represent cash bonuses paid to the NEOs in recognition of performance in the year reported. Such bonuses are paid in the subsequent year (e.g., the bonuses paid in recognition of performance in 2017 were paid in 2018).

(2)	A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2017 audited financial statements beginning on page 172 of our annual report on Form 10-K for the year ended December 31, 2017 included in the annual report that accompanied this proxy statement.

(3)	Represents the grant date fair value of restricted common stock and LTIP unit awards and 2017 MYLTIP awards granted in 2017, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the restricted common stock and LTIP unit awards are as follows: Mr. Thomas – $1,595,617; Mr. Linde – $1,194,375; Mr. Ritchey – $1,330,875; Mr. LaBelle – $840,000; and Mr. Koop – $634,374. The grant date fair values for the 2017 MYLTIP awards, based upon the probable outcome of the performance conditions as of the grant date for the awards, are as follows: Mr. Thomas – $5,150,000; Mr. Linde – $3,583,125; Mr. Ritchey – $2,746,250; Mr. LaBelle – $1,260,000; and Mr. Koop – $682,500. The maximum values of the 2017 MYLTIP awards, assuming that the highest level of performance conditions is achieved, are as follows: Mr. Thomas – $12,409,639; Mr. Linde – $8,634,036; Mr. Ritchey – $6,617,470; Mr. LaBelle – $3,036,145; and Mr. Koop – $1,644,578. To have value, the 2017 MYLTIP awards require the Company to achieve relative total stockholder return thresholds (subject to limited absolute performance modifiers). See “Compensation Discussion and Analysis – IV. Performance-Based Equity Awards; Three-Year TSR Drives Actual Earned Pay” beginning on page 46.

(4)	Represents the grant date fair value of restricted common stock and LTIP unit awards and 2016 MYLTIP awards granted in 2016, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)	Represents the grant date fair value of restricted common stock and LTIP unit awards and 2015 MYLTIP awards granted in 2015, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

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(6)	The table below shows the components of “All Other Compensation” for 2017, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions, the car allowances provided to Messrs. Linde, Ritchey and Koop and the costs to the Company of providing parking spaces to Messrs. Linde, Ritchey, LaBelle and Koop. The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2015 and 2016 for each of the NEOs, were reported in our 2016 and 2017 proxy statements, respectively.

Name	Life Insurance ($)	401(k) Company Match ($)	Car Allowance ($)	Parking ($)	Total ($)
Mr. Thomas	480	16,200	—	—	16,680
Mr. Linde	480	16,200	9,000	7,920	33,600
Mr. Ritchey	480	16,200	9,000	7,416	33,096
Mr. LaBelle	480	16,200	—	7,920	24,600
Mr. Koop	480	16,200	9,000	7,920	33,600

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2017 GRANTS OF PLAN-BASED AWARDS

The following table provides information about the awards granted to our NEOs during the year ended December 31, 2017.

Name	Grant Date	Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Owen D. Thomas	2/3/2017	1/25/2017	—	—	—	13,132	1,595,617
	2/7/2017	1/25/2017	0	6,204,819	12,409,639	—	5,150,000
Douglas T. Linde	2/3/2017	1/25/2017	—	—	—	9,136	1,194,375
	2/7/2017	1/25/2017	0	4,317,018	8,634,036	—	3,583,125
Raymond A. Ritchey	2/3/2017	1/25/2017	—	—	—	11,312	1,330,875
	2/7/2017	1/25/2017	0	3,308,735	6,617,470	—	2,746,250
Michael E. LaBelle	2/3/2017	1/25/2017	—	—	—	6,425	840,000
	2/7/2017	1/25/2017	0	1,518,072	3,036,145	—	1,260,000
Bryan J. Koop	2/3/2017	1/25/2017	—	—	—	5,221	634,374
	2/7/2017	1/25/2017	0	822,289	1,644,578	—	682,500

(1)	For a discussion of the Company’s policy with respect to the effective grant dates for annual equity-based awards, see “Compensation Discussion and Analysis – Other Compensation Policies – Equity Award Grant Policy” beginning on page 56.

(2)	Represents 2017 MYLTIP awards for each NEO. Performance-based vesting of 2017 MYLTIP awards will be measured on the basis of our annualized, compounded TSR over a three-year measurement period ending February 6, 2020 relative to the annualized, compounded total return of (i) the C&S Realty Index (50% weight) and (ii) the NAREIT Office Index adjusted to include Vornado Realty Trust (50% weight). Amounts ultimately earned under the 2017 MYLTIP awards may range from zero to the maximum amount set forth in the table depending on our TSR relative to the two indices. Levels of payout opportunity range from zero (for relative TSR performance that is 1,000 basis points or more below the index) to a maximum of 200% of target value (for relative TSR performance that is 1,000 basis points or more greater than the index), with linear interpolation between -1,000 and +1,000 basis points. Earned awards measured on the basis of relative TSR performance are subject to absolute TSR modifiers that (a) reduce the level of earned awards by 20% if our annualized TSR is less than 0%, and (b) cause awards to be earned at “threshold” (50% of target value) if our annualized TSR is more than 12%, even if based on relative TSR alone no awards would be earned. Any 2017 MYLTIP awards ultimately earned based on performance will vest 50% on February 6, 2020 and 50% on February 6, 2021, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” beginning on page 69. Distributions payable on 2017 MYLTIP awards equal one-tenth (1/10th) of the regular quarterly distributions on common units of our Operating Partnership (and no amounts are payable on special distributions) prior to being earned.

(3)	Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO elected to receive all LTIP units. LTIP units were awarded under the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”) by the Compensation Committee. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2018, subject to acceleration under certain circumstances. When an employee attains age 65 or attains age 62 with 20 years of service with us while still in service, the employee becomes fully vested in all time-based LTI equity awards. Accordingly, in the case of Mr. Ritchey, all of such awards were fully vested upon grant because he had attained the age of 65.

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(4)	The amounts included in this column represent the full grant date fair value of the restricted common stock and LTIP unit awards and 2017 MYLTIP awards computed in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2017 audited financial statements beginning on page 172 of our annual report on Form 10-K for the year ended December 31, 2017 included in the annual report that accompanied this proxy statement.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2017 pursuant to Item 402(f) of Regulation S-K.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Owen D. Thomas	54,282	—	95.69	4/2/2023
					9,540	(3)	1,240,486
					2,179	(4)	283,335
					3,066	(5)	398,672
					4,872	(6)	633,506
					11,247	(7)	1,462,447
					13,132	(8)	1,707,554
								16,897	(9)	2,197,117	(9)
								22,232	(10)	2,890,827	(10)
								24,279	(11)	3,156,998	(11)
Douglas T. Linde	27,455	—	86.86	1/28/2021
	34,476	—	100.77	2/3/2022
	41,092	—	98.46	2/1/2023
					7,262	(3)	944,278
					2,320	(4)	301,670
					3,264	(5)	424,418
					3,895	(6)	506,467
					7,896	(7)	1,026,717
					9,136	(8)	1,187,954
								13,507	(9)	1,756,315	(9)
								15,607	(10)	2,029,378	(10)
								16,892	(11)	2,196,467	(11)
Raymond A. Ritchey(12)	24,739	—	86.86	1/28/2021
	32,120	—	100.77	2/3/2022
	39,943	—	98.46	2/1/2023
					6,775	(3)	880,953
					2,693	(5)	350,171
								10,677	(9)	1,388,330	(9)
								11,835	(10)	1,538,905	(10)
								12,947	(11)	1,683,498	(11)
Michael E. LaBelle	7,749	—	100.77	2/3/2022
	8,588	—	98.46	2/1/2023
					3,542	(3)	460,566
					1,590	(4)	206,748
					746	(5)	97,002
					2,715	(6)	353,031
					5,345	(7)	695,010
					6,425	(8)	835,443
								3,138	(9)	408,034	(9)
								5,282	(10)	686,818	(10)
								5,940	(11)	772,378	(11)

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	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bryan J. Koop	5,616	—	86.86	1/28/2021
	7,067	—	100.77	2/3/2022
	8,267	—	98.46	2/1/2023
					2,789	(3)	362,654
					1,272	(4)	165,398
					597	(5)	77,628
					2,279	(6)	296,338
					4,517	(7)	587,346
					5,221	(8)	678,887
								2,634	(9)	342,499	(9)
								2,976	(10)	386,969	(10)
								3,217	(11)	418,307	(11)

(1)	This table does not include LTIP unit and restricted common stock awards and 2018 MYLTIP awards granted in February 2018 in recognition of performance in 2017 because they were not outstanding at the end of 2017. Those grants are described above under “Compensation Discussion and Analysis.”

(2)	The market value of such holdings is based on the closing price of our common stock as reported on the NYSE on December 29, 2017 of $130.03 per share.

(3)	On February 5, 2013, the NEOs, other than Mr. Thomas, received 2013 MYLTIP awards, and on April 2, 2013, Mr. Thomas received a 2013 MYLTIP award. On February 4, 2016, the measurement period for the 2013 MYLTIP awards ended and the Company’s TSR was sufficient for employees to earn and therefore become eligible to vest in a portion of the 2013 MYLTIP awards. These earned 2013 MYLTIP awards vested 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(4)	On January 31, 2014, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Thomas – 8,716 LTIP units; Mr. Linde – an aggregate of 9,280 LTIP units and shares of restricted common stock; Mr. LaBelle – 6,360 LTIP units; and Mr. Koop – 5,088 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2015, subject to acceleration under certain circumstances.

(5)	On February 4, 2014, these NEOs received 2014 MYLTIP awards. On February 3, 2017, the measurement period for the 2014 MYLTIP awards ended and the Company’s TSR was sufficient for employees to earn and therefore become eligible to vest in a portion of the 2014 MYLTIP awards. These earned 2014 MYLTIP awards vested 50% on February 3, 2017 and 50% on February 3, 2018, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(6)	On February 3, 2015, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Thomas – 9,744 LTIP units; Mr. Linde – 7,789 shares of restricted common stock; Mr. LaBelle – 5,429 shares of restricted common stock; and Mr. Koop – 4,557 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2016, subject to acceleration under certain circumstances.

(7)	On February 8, 2016, these NEOs received awards of LTIP units under the 2012 Plan as follows: Mr. Thomas – 14,996 LTIP units; Mr. Linde – 10,527 LTIP units; Mr. LaBelle – 7,126 LTIP units; and Mr. Koop – 6,022 LTIP units. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2017, subject to acceleration under certain circumstances.

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(8)	On February 3, 2017, these NEOs received awards of LTIP units and/or restricted common stock under the 2012 Plan as follows: Mr. Thomas – 13,132 LTIP units; Mr. Linde – 9,136 shares of restricted common stock; Mr. LaBelle – 6,425 shares of restricted common stock; and Mr. Koop – 5,221 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2018, subject to acceleration under certain circumstances.

(9)	On February 5, 2015, these NEOs received 2015 MYLTIP awards. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2017, our NEOs would have earned approximately 20% of target. 2015 MYLTIP awards earned based on performance vest 50% on February 4, 2018 and 50% on February 4, 2019, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below. The measurement period for assessing performance ended on February 4, 2018. The TSR for the same period for the NAREIT Office Index, adjusted to exclude Boston Properties, Inc., was 3.22%, and for the C&S Realty Index was 1.19%. As a result, the final awards were determined to be 22% of target or an aggregate of approximately $2.6 million for the NEOs as a group.

(10)	On February 10, 2016, these NEOs received 2016 MYLTIP awards. The measurement period for assessing performance ends on February 9, 2019. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2017, our NEOs would earn approximately 43% of target. 2016 MYLTIP awards earned based on performance vest 50% on February 9, 2019 and 50% on February 9, 2020, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(11)	On February 7, 2017, these NEOs received 2017 MYLTIP awards. The measurement period for assessing performance ends on February 6, 2020. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2017, our NEOs would earn approximately 46% of target. 2017 MYLTIP awards earned based on performance vest 50% on February 6, 2020 and 50% on February 6, 2021, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(12)	All of Mr. Ritchey’s shares of restricted common stock and LTiP units (other than LTIP units earned pursuant to the 2013 MYLTIP awards and 2014 MYLTIP awards), were fully vested as of December 31, 2017 because he previously attained the age of 65.

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our NEOs in 2017 and the aggregate number of shares of common stock and LTIP units that vested in 2017. The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Owen D. Thomas	—	—	22,259	2,877,680
Douglas T. Linde	—	—	35,852	4,658,538
Raymond A. Ritchey	—	—	33,201	4,338,770
Michael E. LaBelle	—	—	16,221	2,106,903
Bryan J. Koop	—	—	13,431	1,744,198

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COMPENSATION OF EXECUTIVE OFFICERS

NONQUALIFIED DEFERRED COMPENSATION

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 28 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

The table below summarizes the annual rates of return for the year ended December 31, 2017 for the 28 measurement funds:

Name of Fund	2017 Rate of Return (%)	Name of Fund	2017 Rate of Return (%)
American Beacon Small Cap Value	7.90	T. Rowe Price Retirement 2025	17.01
Artisan Mid Cap	19.74	T. Rowe Price Retirement 2030	18.71
Dodge & Cox Income	4.28	T. Rowe Price Retirement 2035	20.07
Dodge & Cox International	22.24	T. Rowe Price Retirement 2040	21.19
Domini Impact Equity	14.28	T. Rowe Price Retirement 2045	21.55
Oakmark Equity & Income	13.83	T. Rowe Price Retirement 2050	21.54
PIMCO Low Duration Bond	1.94	T. Rowe Price Retirement 2055	21.50
T. Rowe Price Dividend Growth	18.59	T. Rowe Price Retirement 2060	21.45
T. Rowe Price Growth Stock	32.46	T. Rowe Price Retirement Balanced Fund	9.90
T. Rowe Price Mid-Cap Value	10.84	Vanguard Small-Cap Index	15.45
T. Rowe Price Retirement 2005	10.24	Vanguard Total Bond Market Index	3.54
T. Rowe Price Retirement 2010	11.15	Vanguard Total International Stock Index	26.68
T. Rowe Price Retirement 2015	12.87	Vanguard Total Stock Market Index	20.18
T. Rowe Price Retirement 2020	15.12	Virtus Real Estate Securities A	5.80

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

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The following table shows deferrals made by our NEOs to the deferred compensation plan during the year ended December 31, 2017, the earnings and withdrawals/distributions during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2017.

Name	Executive Contributions in 2017 ($)(1)(2)	Registrant Contributions in 2017 ($)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2017($)(3)
Owen D. Thomas	175,000	—	112,675	—	798,375
Douglas T. Linde	—	—	—	—	—
Raymond A. Ritchey	72,000	—	394,152	—	2,854,023
Michael E. LaBelle	—	—	193,181	—	1,124,019
Bryan J. Koop	131,500	—	127,602	—	1,205,382

(1)	These amounts do not include any contributions out of bonus payments that were made during 2018 in recognition of performance in 2017.

(2)	Of the amounts reported in the contributions column, (a) all of Mr. Thomas’ contributions, all of Mr. Ritchey’s contributions and $48,000 of Mr. Koop’s contributions are also included in the Summary Compensation Table as salary for 2017 and (b) $83,500 of Mr. Koop’s contributions are also included in the Summary Compensation Table as bonus for 2016 that was paid in 2017.

(3)	Of the amounts reported in the aggregate balance column, (a) $173,462 of Mr. Thomas’ aggregate balance, $71,923 of Mr. Ritchey’s aggregate balance, $24,962 of Mr. LaBelle’s aggregate balance and $47,908 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as salary for 2016, (b) $154,615 of Mr. Thomas’ aggregate balance, $70,846 of Mr. Ritchey’s aggregate balance, $24,442 of Mr. LaBelle’s aggregate balance and $46,662 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as salary for 2015 and (c) $149,500 of Mr. Ritchey’s aggregate balance and $82,125 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as bonus for 2015 that was paid in 2016. In each case, the amounts disclosed in this footnote are the amounts originally contributed and do not reflect subsequent gains/losses on investment after the date of contribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each NEO’s employment with us is at-will, but all of our NEOs have employment agreements that provide them the right to receive severance and other benefits in the event of termination of their employment by the Company without “cause” (as defined in the applicable employment agreement), by the NEO with “good reason” (as defined in the applicable employment agreement), or upon the occurrence of a change in control and certain triggering events. All of the NEOs other than our CEO participate in the Company’s change in control severance plan, whereas the payments and benefits to which our CEO is entitled following a termination within twenty-four (24) months after a change in control are provided in his employment agreement. In consideration for the benefits and protections afforded by the employment agreements, each NEO has agreed to be bound by confidentiality, non-competition, non-interference and non-solicitation covenants and to provide to us post-termination litigation and regulatory cooperation. In addition, our 2012 Plan and LTI equity award agreements (including MYLTIP awards) provide for vesting or forfeiture of LTI equity awards upon termination of employment of our NEOs under different circumstances, including termination without “cause” or for “good reason,” in each case both prior to and following a change in control, upon death or disability, and upon qualified retirement. The material terms of these various arrangements are summarized below.

General Terms of Employment Agreements

We originally hired Mr. Thomas to be our CEO effective April 2, 2013. The initial term of Mr. Thomas’ employment agreement was three years, with automatic one-year renewals commencing on the third and

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fourth anniversaries of the effective date unless prior written notice of termination was given. The term of Mr. Thomas’ original employment agreement expired on April 2, 2018 on which date we entered into a new employment agreement with him. The following is a summary of Mr. Thomas’ new employment agreement:

Term. April 2, 2018 through June 30, 2023.

Duties. As CEO, Mr. Thomas reports directly to the Board of Directors, and must devote substantially all of his working time and efforts to the performance of his duties.

Board Membership. Our Board will continue to nominate Mr. Thomas for re-election as a member of the Board of Directors, while he remains CEO, and he has agreed to resign from the Board upon termination of employment.

Outside Activities. Mr. Thomas may participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities (e.g., Nareit) and also engage in religious, charitable or other community activities provided that they do not materially restrict his ability to fulfill his obligations to us as an officer. Mr. Thomas may also continue serving on the Board of Lehman Brothers Holdings Inc. and may engage in “Minority Interest Passive Investments,” which are defined as acquiring, holding and exercising the voting rights associated with an investment made through (1) a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which the investment directly or indirectly relates and without any business or strategic consultation by Mr. Thomas.

Base Salary. $875,000, subject to annual review and may be increased but not decreased.

Target Bonus. 250% of his base salary, with the actual amount to be determined at the discretion of the Compensation Committee.

Incentive Equity. The amount shall be determined at the discretion of the Compensation Committee based on Company and individual performance and competitive peer group information. LTI equity awards may be provided in the form of stock options, restricted stock, restricted stock units and/or LTIP units and may be subject to either time-based and/or performance-based vesting as determined by the Compensation Committee.

Benefits. Mr. Thomas is entitled to participate in all of our employee benefit plans or programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans, plus the use of a Company-owned or leased automobile.

No Tax Gross-Ups. Mr. Thomas is not entitled to participate in any of the Company’s change in control severance plans or programs. As such, Mr. Thomas is not entitled to receive any tax gross-up payments, but, in the event that any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Thomas.

Attainment of Age 62 with 10 or More Years of Service. Future LTI equity award agreements shall provide that if Mr. Thomas is employed by us when he attains age 62 and has completed at least ten (10) years of employment with us:

•	he shall be deemed to satisfy the age and service requirements necessary for retirement eligibility;

•	LTI equity awards with time-based vesting shall vest in full (without proration); and

•	regardless of whether he remains employed, the full number of LTIP units (and/or shares of common stock or other equity-based awards, if applicable) he earns (if any) under any

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LTI equity awards with performance-based vesting (e.g., a MYLTIP award) shall be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the full vesting period for the applicable award, including without limitation with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time, and with any service-based vesting requirements deemed satisfied over the relevant service-vesting schedule, so long as he agrees to be bound by the post-employment non-competition, non-interference and non-solicitation covenants (which are otherwise applicable for one (1) year under the agreement) until the latest date of full vesting applicable to any performance-based award entitled to the foregoing benefits.

Expiration of the Term. The expiration of Mr. Thomas’ agreement on June 30, 2023 will not constitute or result in a termination of employment by the Company without cause, and the severance provisions (other than retirement eligibility) shall not apply.

Restrictive Covenants. While he is an officer and for one year thereafter (or longer as provided above with respect to LTI equity awards with performance-based vesting), Mr. Thomas is prohibited from:

•	engaging, participating or assisting, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property of a type which is the subject of a significant portion of the Company’s business (measured as at least 10% of the Company’s revenues on a trailing 12-month basis) at the time of termination of his employment;

•	intentionally interfering with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency; or

•	competing for, soliciting or diverting the Company’s tenants or employees, either for himself or any other business, person or entity.

Mr. Thomas is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.

In addition, the non-competition provision shall not apply if Mr. Thomas’ employment is terminated following a change in control (as defined in the 2012 Plan, as amended from time to time).

Attorneys’ Fees. We have agreed to pay Mr. Thomas’ actual advisor fees (legal and tax) incurred in connection with the contemplation, preparation, negotiation and execution of his employment agreement up to a maximum of $25,000.

We also have employment agreements with our other NEOs—Messrs. Linde, Ritchey, LaBelle and Koop—under which each has agreed to devote substantially all of his business time to our business and affairs. The initial term of each of these employment agreements was two years beginning November 29, 2002 (January 24, 2008 in the case of Mr. LaBelle), with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. The base salary for each of these NEOs is to be reviewed annually by the Compensation Committee and may be increased but not decreased in its discretion. Each NEO is also eligible to receive a cash bonus and equity-based compensation to be determined at the discretion of the Compensation Committee.

Similar to Mr. Thomas’ employment agreement, the other NEOs’ employment agreements contain non-competition, non-interference and non-solicitation restrictions (which shall not apply if the NEO’s employment is terminated following a change in control (as defined in the senior executive severance plan)) and permit them to participate as an officer or director of, or advisor to, any charitable or other

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tax exempt organization only and the scope of the noncompetition provision in each employment agreement is limited to our markets at the time of termination of their employment.

Termination Provisions

Voluntary Termination; Termination with “Cause”

Upon a voluntary termination by the NEO, other than a “good reason” termination, or a termination with “cause” by the Company, the NEOs are not entitled to any additional or special payments pursuant to their employment agreements, severance arrangements or other contractual arrangements.

Termination Without “Cause” or for “Good Reason” Prior to a Change in Control

Each NEO will be entitled to the following payments and benefits upon a termination by the Company without “cause” or by the NEO for “good reason” prior to a change in control pursuant to their employment agreements, except for performance-based LTI equity awards, which are governed by the relevant award agreements:

•	Accrued and unpaid target bonus prorated for the number of days employed in the year of termination.

•	Cash severance equal to the sum of the NEO’s base salary plus the amount of his cash bonus, if any, received or payable in respect of the immediately preceding year (but, in the case of Mr. Thomas, not less than his target bonus), payable over a 12-month period. Mr. Thomas is entitled to two times this amount payable over a 24-month period.

•	Additional 12 months (24 months for Mr. Thomas) of vesting of time-based LTI equity awards.

•	For performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., as of December 31, 2017, 2014 MYLTIP awards), unvested LTIP units will no longer be subject to forfeiture.

•	For performance-based LTI equity awards for which the three-year performance period has not ended (i.e., as of December 31, 2017, the 2015-2017 MYLTIP awards), the number of LTIP units the NEO will earn, if any, will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the portion of the three-year performance period during which the NEO was employed by us.

•	Any LTIP units that are earned will not be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

•	Participation by each NEO, his spouse and dependents in the Company’s health plan for up to 12 months (24 months for Mr. Thomas), subject to payment of premiums at the active employees’ rate.

Receipt of these payments and benefits (other than the pro rata target bonus and performance-based LTI equity awards) in connection with a termination without cause or for good reason is subject to the NEO’s execution of a general release of claims with us.

Termination by the Company Without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control

Upon a termination by the Company without “cause” or by the NEO for “good reason,” in either case within 24 months following a change in control, each NEO will be entitled to the payments and benefits listed below. Except in the case of Mr. Thomas’, these payments and benefits are governed by our

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senior executive severance plan. Mr. Thomas does not participate in any of our severance plans; his payments are governed by his employment agreement.

•	In the case of Mr. Thomas only, accrued and unpaid target bonus pro rated for the number of days employed in the year of nomination.

•	Lump-sum cash severance amount equal to three times the sum of (a) the NEO’s base salary plus (b) the amount of his average annual cash bonus with respect to the three calendar years preceding the change in control (or, in the case of Mr. Thomas, his target bonus if greater).

•	Full vesting of time-based LTI equity awards.

•	Financial counseling, tax preparation assistance and outplacement counseling for up to 36 months.

•	Participation by each NEO, his spouse and dependents in the Company’s health plan for up to 36 months, subject to payment of premiums at the active employees’ rate.

Pursuant to the relevant MYLTIP award agreements for performance-based LTI equity awards, the number of LTIP units earned by each NEO will be determined on the date of the change in control (see “– Change in Control without Termination” below).

In addition, each NEO other than Mr. Thomas, will be entitled to receive a tax gross-up payment in the event he becomes subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis – IX. Other Compensation Policies – Gross-Up for Excess Parachute Payments”).

Change in Control without Termination

Under our 2012 Plan, all time-based LTI equity awards made prior to December 31, 2014 become fully vested upon a “change of control” (as defined in the 2012 Plan). However, time-based LTI equity awards made in 2015 or later include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.”

Under the relevant performance-based LTI equity award agreements, in the event of a change in control prior to the end of the three-year performance period, the number of LTIP units earned, if any, will be calculated as of the date of the change in control (without proration) based on our performance through such date. Any LTIP units earned will be fully vested. In the event of a change in control following the end of the three-year performance period any LTIP units that had been earned prior to the date of the change in control will become fully vested.

Termination upon Death or Disability

Except for performance-based LTI equity awards, which are governed by the relevant award agreements, each NEO will be entitled to the following payments and benefits upon a termination upon death or disability pursuant to their employment agreements:

•	Each NEO or his beneficiary will be entitled to receive his accrued and unpaid target bonus prorated for the number of days employed in the year of termination.

•	Full vesting of time-based LTI equity award.

•	Full vesting of all performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., as of December 31, 2017, 2014 MYLTIP awards).

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•	For performance-based LTI equity awards for which the three-year performance period has not ended, the number of LTIP units that the NEO will earn, if any, will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and the NEO will be fully vested in all of the LTIP units earned.

•	Participation by each NEO, his spouse and dependents in the Company’s health plan for up to 18 months, subject to payment of premiums at the active employees’ rate.

Qualified Retirement

Our outstanding time-based LTI equity awards provide that when an employee attains age 65, or attains age 62 and completes 20 years of service with us, the employee becomes fully vested in all time-based LTI equity awards. As of December 31, 2017, Mr. Ritchey satisfied the age condition and, therefore, all of his time-based LTI equity awards had vested.

In the case of outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., as of December 31, 2017, 2014 MYLTIP awards), if an employee retires after attaining age 65 or attaining age 62 with 20 years of service with us, then the unvested LTIP units will no longer be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

Performance-based LTI equity awards for which the three-year performance period has not ended (i.e., as of December 31, 2017, 2015-2017 MYLTIP awards) generally provide that:

•	If an employee retires after (1) attaining age 62 with 20 years of service with us, or (2) attaining age 65 with less than 15 years of service with us, then the number of LTIP units the employee will earn will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the number of days elapsed in the performance period plus 365 (i.e., one additional year).

•	If an employee retires after (1) attaining age 65 with 15 years of service with us, then the number of LTIP units the employee will earn will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the number of days elapsed in the performance period plus 730 (i.e., two additional years).

In both cases, any LTIP Units that are earned will not be subject to forfeiture but the employee will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

With respect to future grants of LTI equity awards, Mr. Thomas’ new employment agreement governs the terms and conditions of the vesting of such awards upon his attainment of age 62 with 10 or more years of service. (See “– General Terms of Employment Agreements.”)

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Estimated Payments Upon Termination or Change in Control

The tables that follow show the potential payments and benefits that would have been provided to our NEOs assuming such events occurred on December 31, 2017.

Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Owen D. Thomas(2)
Bonus	—	2,012,500	2,012,500	—	2,012,500
Severance	—	6,866,666	9,714,166	—	—
Unvested Equity Awards(3)(4)	—	4,384,741	5,726,001	1,922,494	5,726,001
2015 MYLTIP awards(5)	—	850,781	878,873	878,873	878,873
2016 MYLTIP awards(5)	—	1,566,630	2,486,174	2,486,174	2,486,174
2017 MYLTIP awards(5)	—	868,119	2,904,350	2,904,350	2,904,350
Benefits Continuation	—	42,332	63,498	—	31,749
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up(7)	—	—	—	—	—
Total	—	16,591,769	23,935,562	8,191,891	14,039,647
Douglas T. Linde
Bonus	—	725,000	—	—	725,000
Severance	—	2,572,500	7,513,877	—	—
Unvested Equity Awards(3)(4)	—	2,562,761	4,391,503	1,670,365	4,391,503
2015 MYLTIP awards(5)	—	680,096	702,552	702,552	702,552
2016 MYLTIP awards(5)	—	1,099,755	1,745,263	1,745,263	1,745,263
2017 MYLTIP awards(5)	—	604,022	2,020,796	2,020,796	2,020,796
Benefits Continuation	—	21,166	64,818	—	31,749
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	5,676,775	—	—
Total	—	8,265,300	22,265,584	6,138,976	9,616,863
Raymond A. Ritchey
Bonus	—	720,000	—	—	720,000
Severance	—	2,275,000	6,690,000	—	—
Unvested Equity Awards(3)(4)(8)	1,231,124	1,231,124	1,231,124	1,231,124	1,231,124
2015 MYLTIP awards(5)	555,358	537,607	555,358	555,358	555,358
2016 MYLTIP awards(5)	1,323,445	833,952	1,323,445	1,323,445	1,323,445
2017 MYLTIP awards(5)	1,496,445	462,937	1,548,787	1,548,787	1,548,787
Benefits Continuation	—	19,242	59,046	—	28,863
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	4,377,034	—	—
Total	4,606,372	6,079,862	15,934,794	4,658,714	5,407,577

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COMPENSATION OF EXECUTIVE OFFICERS

Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Michael E. LaBelle
Bonus	—	500,000	—	—	500,000
Severance	—	1,400,000	4,015,000	—	—
Unvested Equity Awards(3)(4)	—	1,381,309	2,647,800	764,316	2,647,800
2015 MYLTIP awards(5)	—	157,972	163,188	163,188	163,188
2016 MYLTIP awards(5)	—	372,238	590,726	590,726	590,726
2017 MYLTIP awards(5)	—	212,405	710,614	710,614	710,614
Benefits Continuation	—	21,166	64,818	—	31,749
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	2,741,403	—	—
Total	—	4,045,090	11,083,549	2,228,844	4,644,077
Bryan J. Koop
Bonus	—	400,000	—	—	400,000
Severance	—	1,235,000	3,538,750	—	—
Unvested Equity Awards(3)(4)	—	1,119,298	2,168,250	605,680	2,168,250
2015 MYLTIP awards(5)	—	132,671	137,052	137,052	137,052
2016 MYLTIP awards(5)	—	209,758	332,877	332,877	332,877
2017 MYLTIP awards(5)	—	115,044	384,889	384,889	384,889
Benefits Continuation	—	21,166	64,818	—	31,749
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	2,296,957	—	—
Total	—	3,232,937	9,073,593	1,460,498	3,454,817

(1)	Assumes termination occurs simultaneously with a change in control.

(2)	We entered into a new employment agreement with Mr. Thomas on April 2, 2018.

(3)	Restricted common stock, LTIP units and LTIP units that would have been earned pursuant to 2015 MYLTIP awards, 2016 MYLTIP awards and 2017 MYLTIP awards are valued based on the closing price of the Company’s common stock on December 29, 2017, which was of $130.03.

(4)	Includes the following shares of restricted common stock and LTIP units (including outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., 2013 MYLTIP awards and 2014 MYLTIP awards)) that would have vested upon the occurrence of each triggering event:

•	Involuntary not for cause termination or a good reason termination prior to a change in control: Mr. Thomas – 33,721 LTIP units; Mr. Linde – an aggregate of 19,709 LTIP units and shares of restricted common stock; Mr. Ritchey – 9,468 LTIP units; Mr. LaBelle – an aggregate of 10,623 LTIP units and shares of restricted common stock; and Mr. Koop – 8,608 LTIP units.

•	Involuntary not for cause termination or a good reason termination within 24 months following a change in control and death or disability: Mr. Thomas – 44,036 LTIP units; Mr. Linde – an aggregate of 33,773 LTIP units and shares of restricted common stock; Mr. Ritchey – 9,468 LTIP units; Mr. LaBelle – an aggregate of 20,363 LTIP units and shares of restricted common stock; and Mr. Koop – 16,675 LTIP units.

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COMPENSATION OF EXECUTIVE OFFICERS

•	Change in control without termination: Mr. Thomas – 14,785 LTIP units; Mr. Linde – an aggregate of 12,846 LTIP units and shares of restricted common stock; Mr. Ritchey – 9,468 LTIP units; Mr. LaBelle – an aggregate of 5,878 LTIP units and shares of restricted common stock; and Mr. Koop – 4,658 LTIP units.

•	Qualified retirement: Mr. Ritchey – 9,468 LTIP units

(5)	As of December 31, 2017 the three-year performance periods had not ended for the 2015 MYLTIP awards, 2016 MYLTIP awards and 2017 MYLTIP awards. The values set forth above relating to the number of LTIP units that would have been earned in the event of qualified retirement, involuntary not for cause termination/good reason termination or death or disability assume our performance for the three-year performance period under the 2015 MYLTIP awards, 2016 MYLTIP awards, and 2017 MYLTIP awards continued at the same annualized rate as we experienced from the first day of the respective performance period through December 31, 2017 with proration, as applicable, with proration, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions in the case of qualified retirement and involuntary termination prior to a change in control.

(6)	Includes outplacement services valued at 15% of the sum of current base salary plus bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

(7)	Under his employment agreement, Mr. Thomas is not entitled to receive tax gross-up payments in the event he becomes subject to the golden parachute excise tax. However, in the event that any payment or benefit to be paid or provided to Mr. Thomas would have been subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such excise tax if such reduction would result in a greater after-tax benefit to Mr. Thomas. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.

(8)	All of Mr. Ritchey’s LTIP units (other than LTIP units earned pursuant to the 2013 MYLTIP awards and 2014 MYLTIP awards) and shares of restricted common stock previously vested because he attained the age of 65.

The above discussion and the amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “– Nonqualified Deferred Compensation” beginning on page 68 for the plan balances of each NEO under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Thomas, our CEO:

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than our CEO) was $104,897; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 61, was $10,062,297.

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COMPENSATION OF EXECUTIVE OFFICERS

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all other employees was 96 to 1.

We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected on our payroll records for 2017 and (2) the value of LTI equity awards that were granted in 2017 and subject to time-based vesting, for all individuals, excluding our CEO, who we employed on December 31, 2017 (whether on a full-time, part-time, temporary or seasonal basis). In addition, we annualized the wages of full-time employees who were hired during 2017 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or LTI compensation.

After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

In promulgating Item 402(u) of Regulation S-K, the SEC permits registrants to use reasonable estimates and certain prescribed alternative methodologies. As a result, our calculation of the CEO pay ratio may differ from the calculations used by other companies.

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COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2017, we paid our non-employee directors:

Annual cash retainer for their services(1)	$67,500
Annual cash retainer to the lead independent director(1)	$15,000
Annual cash retainer to the Chair of each of the Audit Committee, Compensation Committee and NCG Committee(1)	$15,000
Fee for each Board meeting attended	$1,500
Fee for each Committee meeting attended	$1,500

(1)	Payable in quarterly installments

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Non-employee directors may elect, in accordance with our 2012 Plan, to defer all cash retainer and meeting attendance fees payable to such director and to receive his or her deferred cash compensation in the form of our common stock following the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may be made in either a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account or in ten annual installments following the director’s retirement from our Board of Directors.

Additionally, in 2017 each continuing non-employee director was entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $127,500. In addition, any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, a number of shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $127,500 (prorated based on the number of months from the date the director is first appointed to our Board of Directors to the date of the Company’s next annual meeting of stockholders).

Annual and initial grants of restricted common stock or, if elected by the director, LTIP units (or a combination of both) are made pursuant to a policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date. Pursuant to this policy, on May 31, 2017, Mses. Einiger and Dykstra and Messrs. Duncan, Frenkel, Klein, Lustig, Patricof, Turchin and Twardock each received 1,050 LTIP units, shares of restricted common stock or a combination of both. Annual and initial grants of LTIP units and restricted common stock will vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders. The Board of Directors adopted a policy that no person shall be nominated by the Board of Directors for election as a non-employee director following his or her 75th birthday. The Board of Directors may waive this policy for an incumbent director who attained the age of 75 years on

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COMPENSATION OF DIRECTORS

or prior to February 22, 2018 if it deems advisable to have additional time to recruit a desired successor nominee. If the Board of Directors waives this policy for an incumbent director, (b) such incumbent director is re-elected and (c) such incumbent director voluntarily resigns prior to the end of his or her term in order to facilitate the appointment of a successor director, then the policy of the Board will be to accelerate the vesting of any outstanding, unvested time-based equity awards held by such incumbent director that otherwise would have vested during such incumbent director’s then-current term.

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Bruce W. Duncan	97,500	114,750	—	—	212,250
Karen E. Dykstra	90,000	121,125	—	—	211,125
Carol B. Einiger	112,500	114,750	—	—	227,250
Dr. Jacob A. Frenkel	97,500	114,750	—	—	212,250
Joel I. Klein	97,500	114,750	—	—	212,250
Matthew J. Lustig	82,500	114,750	—	—	197,250
Alan J. Patricof	94,500	114,750	—	—	209,250
Martin Turchin	90,000	114,750	—	—	204,750
David A. Twardock	123,000	127,500	—	—	250,500

(1)	Ms. Einiger and Messrs. Klein, Lustig, Patricof and Twardock deferred their cash fees earned during 2017 and received in lieu thereof deferred stock units pursuant to our 2012 Plan as described above. The following table summarizes the deferred stock units credited to the director accounts during 2017.

Name	Deferred Stock Units Earned during 2017 (#)
Carol B. Einiger	881.67
Joel I. Klein	764.26
Matthew J. Lustig	646.12
Alan J. Patricof	740.64
David A. Twardock	966.92

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COMPENSATION OF DIRECTORS

(2)	Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2017, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2017 audited financial statements beginning on page 172 of our annual report on Form 10-K for the year ended December 31, 2017 included in the annual report that accompanied this proxy statement.

Name	LTIP Units (#)	Common Stock (#)
Bruce W. Duncan	1,050	—
Karen E. Dykstra	525	525
Carol B. Einiger	1,050	—
Dr. Jacob A. Frenkel	1050	—
Joel I. Klein	1,050	—
Matthew J. Lustig	1,050	—
Alan J. Patricof	1,050	—
Martin Turchin	1,050	—
David A. Twardock	—	1,050

DIRECTOR STOCK OWNERSHIP GUIDELINES

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Ms. Einiger and Messrs. Duncan and Twardock. None of these persons has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC. None of Boston Properties’ executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, an executive officer of which served as a director of Boston Properties or a member of the Compensation Committee during 2017.

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PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.

At our 2017 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our NEOs. More than 85% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our NEOs, which will occur not later than the 2023 annual meeting of stockholders.

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2018 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on Boston Properties, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the results of the vote when considering future compensation decisions for our named executive officers.

The Board of Directors unanimously recommends a vote FOR the approval of the Company’s NEO compensation on an advisory basis. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2018. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of Boston Properties and its stockholders.

Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider that fact, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$2,204,421	$2,108,417
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	173,580	93,411

Subtotal	2,378,001	2,201,828
Audit-Related Fees
Audits required by lenders, joint ventures and tenants	341,042	341,937
Tax Fees
Recurring tax compliance and REIT and other compliance matters	409,640	407,618
Tax planning and research	120,810	61,781
Tax assistance for potential transactions	7,480	16,176
State and local tax examinations	37,750	6,648

Subtotal	575,680	492,223
All Other Fees
Software licensing fee	2,700	1,800

Total	$3,297,423	$3,037,788

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, relates to a particular category or group of services and is subject to a particular budgeted maximum. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2017 and 2016 fiscal years and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2017 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2017.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

David A. Twardock, Chair

Karen E. Dykstra

Alan J. Patricof

Martin Turchin

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Corporate Governance Principles and Board Matters – Director Independence” beginning on page 7.

Since January 1, 2017, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $1,289,115. Given current leasing activity, the Company expects to pay additional commissions to this firm during 2018. Mr. Ritchey is the Senior Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

During 2017, we received lease and related payments of approximately $454,000 from Fidelity Brokerage Services LLC. Based on a Schedule 13G/A filed with the SEC on February 13, 2018, FMR LLC, the parent entity of Fidelity Brokerage Services LLC, is the beneficial owner of more than 5% of our common stock.

We are partners with affiliates of Norges Bank Investment Management in joint ventures relating to Times Square Tower, 601 Lexington Avenue, 100 Federal Street and Atlantic Wharf Office. Based on a Schedule 13G filed with the SEC on January 5, 2018, Norges Bank (The Central Bank of Norway), an affiliate of Norges Bank Investment Management, is the beneficial owner of more than 5% of our common stock.

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INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and help conserve natural resources, we are making this proxy statement and our 2017 annual report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2017, available to our stockholders electronically via the Internet instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC. On or about April 6, 2018, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 6, 2018, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2017 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on named executive officer compensation and the ratification of the appointment of our independent registered public accounting firm.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the 2018 annual meeting other than those described in this proxy statement. If any other matters not described in this proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 28, 2018, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date. Holders of common units, LTIP units, preferred stock and deferred stock units are not entitled to vote such securities on any of the matters presented at the 2018 annual meeting.

May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties, Inc. at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial

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INFORMATION ABOUT THE ANNUAL MEETING

ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 154,347,768 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting

If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 22, 2018. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.

If you vote via the Internet, you do not need to return your proxy card.

•	Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 22, 2018. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you vote by telephone, you do not need to return your proxy card.

•	Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent,

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INFORMATION ABOUT THE ANNUAL MEETING

Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name

If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

How can I access Boston Properties’ proxy materials electronically?

This proxy statement and our 2017 annual report are available at http://www.edocumentview.com/bxp. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bostonproperties.com/proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

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OTHER MATTERS

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as many votes cast at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

STOCKHOLDER NOMINATIONS FOR DIRECTOR AND PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Proposals

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2019 annual meeting of stockholders must be received by Boston Properties on or before December 7, 2018 in order to be considered for inclusion in our proxy statement and form of proxy. The proposals must also comply with the requirements as to form and substance established by the SEC if they are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

Director Nominees (Proxy Access)

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at Boston Properties’ 2019 annual meeting pursuant to the proxy access provision of our By-laws, notice of such nomination and other required information must be received by Boston Properties on or before December 7, 2018 unless our 2019 annual meeting of stockholders is scheduled to take place before April 23, 2019 or after July 22, 2019. Our By-laws state that such notice and other required information must be received by Boston Properties not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (1) the 180th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made.

In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

Other Proposals or Nominees

Stockholder proposals and nominations of directors to be presented at Boston Properties’ 2019 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for our 2019 annual meeting or

91    BOSTON PROPERTIES, INC.  |  2018 Proxy Statement

OTHER MATTERS

submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 23, 2019, nor later than March 9, 2019, unless our 2019 annual meeting of stockholders is scheduled to take place before April 23, 2019 or after July 22, 2019. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the annual meeting anniversary date or more than sixty (60) days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

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APPENDIX A

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (Loss) (NOI)

(excluding termination income)

	For the year ended December 31,
	2017	2016
	(unaudited and in thousands)
Net Income Attributable to Boston Properties, Inc. Common Shareholders	$451,939	$502,285
Preferred dividends	10,500	10,500

Net Income Attributable to Boston Properties, Inc.	462,439	512,785
Net Income Attributable to Noncontrolling Interests:
Noncontrolling interest – common units of the Operating Partnership	52,210	59,260
Noncontrolling interests in property partnerships	47,832	(2,068)

Net Income	562,481	569,977
Gains on sales of real estate	7,663	80,606

Income Before Gains on Sales of Real Estate	554,818	489,371
Other Expenses:
Add:
Losses from interest rate contracts	—	140
Interest expense	374,481	412,849
Other Income:
Less:
Gains (losses) from early extinguishments of debt	496	(371)
Gains from investments in securities	3,678	2,273
Interest and other income	5,783	7,230
Gain on sale of investment in unconsolidated joint venture	—	59,370
Income from unconsolidated joint ventures	11,232	8,074

Operating Income	908,110	825,784
Other Expenses:
Add:
Depreciation and amortization expense	617,547	694,403
Impairment loss	—	1,783
Transaction costs	668	2,387
General and administrative expense	113,715	105,229
Other Revenue:
Less:
Development and management services revenue	34,605	28,284

Net Operating Income (Loss) (NOI)	1,605,435	1,601,302
Less:
Termination income	23,058	59,293
NOI from non Same Properties (excluding termination income)	50,167	45,687

Same Property NOI (excluding termination income)	1,532,210	1,496,322
Less:
Partners’ share of NOI from consolidated joint ventures (excluding termination income)(1)	175,876	176,998
BXP’s share of NOI from non Same Properties from unconsolidated joint ventures (excluding termination income)	28,489	14,982
Add:
Partners’ share of NOI from non Same Properties from consolidated joint ventures (excluding termination income)	(1,648)	1,914
BXP’s share of NOI from unconsolidated joint ventures (excluding termination income)(2)	63,345	50,015

BXP’s Share of Same Property NOI (excluding termination income)	$1,389,542	$1,356,271

(1)	See “Consolidated Joint Ventures” in this Appendix for additional details.

(2)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

BOSTON PROPERTIES, INC.  |  2018 Proxy Statement    A-1

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (Loss) (NOI) – Cash

(excluding termination income)

	For the year ended December 31,
	2017	2016
	(unaudited and in thousands)
Net Income Attributable to Boston Properties, Inc. Common Shareholders	$451,939	$502,285
Preferred dividends	10,500	10,500

Net Income Attributable to Boston Properties, Inc.	462,439	512,785
Net Income Attributable to Noncontrolling Interests:
Noncontrolling interest – common units of the Operating Partnership	52,210	59,260
Noncontrolling interests in property partnerships	47,832	(2,068)

Net Income	562,481	569,977
Gains on sales of real estate	7,663	80,606

Income Before Gains on Sales of Real Estate	554,818	489,371
Other Expenses:
Add:
Losses from interest rate contracts	—	140
Interest expense	374,481	412,849
Other Income:
Less:
Gains (losses) from early extinguishments of debt	496	(371)
Gains from investments in securities	3,678	2,273
Interest and other income	5,783	7,230
Gain on sale of investment in unconsolidated joint venture	—	59,370
Income from unconsolidated joint ventures	11,232	8,074

Operating Income	908,110	825,784
Other Expenses:
Add:
Depreciation and amortization expense	617,547	694,403
Impairment loss	—	1,783
Transaction costs	668	2,387
General and administrative expense	113,715	105,229
Other Revenue:
Less:
Development and management services revenue	34,605	28,284

Net Operating Income (Loss) (NOI)	1,605,435	1,601,302
Less:
Straight-line rent	53,511	33,739
Fair value lease revenue	22,290	30,381
Termination income	23,058	59,293
Add:
Straight-line ground rent expense adjustment	2,489	3,951
Lease transaction costs that qualify as rent inducements	920	8,853

NOI – cash (excluding termination income)	1,509,985	1,490,693
Less:
NOI – cash from non Same Properties (excluding termination income)	42,337	48,266

Same Property NOI – cash (excluding termination income)	1,467,648	1,442,427
Less:
Partners’ share of NOI – cash from consolidated joint ventures (excluding termination income)(1)	166,732	162,672
BXP’s share of NOI – cash from non Same Properties from unconsolidated joint ventures (excluding termination income)	18,960	8,952
Add:
Partners’ share of NOI – cash from non Same Properties from consolidated joint ventures (excluding termination income)	(1,558)	2,316
BXP’s share of NOI – cash from unconsolidated joint ventures (excluding termination income)(2)	50,983	39,242

BXP’s Share of Same Property NOI – cash (excluding termination income)	$1,331,381	$1,312,361

(1)	See “Consolidated Joint Ventures” in this Appendix for additional details.

(2)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

A-2    BOSTON PROPERTIES, INC.  |  2018 Proxy Statement

CONSOLIDATED JOINT VENTURES

for the year ended December 31, 2017

(unaudited and dollars in thousands)

		Norges Joint Ventures
	767 Fifth Avenue (The GM Building)	Times Square Tower 601 Lexington Avenue 100 Federal Street Atlantic Wharf Office	Salesforce Tower	Total Consolidated Joint Ventures
REVENUE
Rental	$273,163	$355,720	$3,462	$632,345
Straight-line rent	7,229	(343)	(2,791)	4,095
Fair value lease revenue	15,372	944	—	16,316
Termination income	14,228	(1,415)	—	12,813
Parking and other	2,357	5,379	—	7,736

Total revenue	312,349	360,285	671	673,305

EXPENSES
Operating	114,987	133,691	296	248,974

NET OPERATING INCOME (LOSS) (NOI)	197,362	226,594	375	424,331

Development and management services revenue	(2,355)	(3,132)	(50)	(5,537)
Interest and other income	(773)	(1,308)	(60)	(2,141)
Interest expense	89,184	30,045	—	119,229
Interest expense – outside members’ notes	16,256	—	—	16,256
Fair value interest adjustment	(20,227)	—	—	(20,227)
Depreciation and amortization	103,314	82,189	129	185,632
Gain from early extinguishment of debt	(14,606)	—	—	(14,606)
Other	—	78	—	78

SUBTOTAL	170,793	107,872	19	278,684

NET INCOME	$26,569	$118,722	$356	$145,647

BXP’s ownership percentage	60.00%	55.00%	95.00%

Partners’ share of NOI(1)	$78,945	$101,967	$19	$180,931

BXP’s share of NOI	$118,417	$124,627	$356	$243,400

Reconciliation of Partners’ share of NOI(1):
Rental revenue	$124,939	$162,129	$34	$287,102
Less: Termination income	5,691	(636)	—	5,055

Rental revenue (excluding termination income)	119,248	162,765	34	282,047

Operating expenses	45,995	60,161	15	106,171

NOI (excluding termination income)	$73,253	$102,604	$19	$175,876

Rental revenue (excluding termination income)	$119,248	$162,765	34	$282,047
Less: Straight-line rent	2,892	(155)	(140)	2,597
Fair value lease revenue	6,149	423	—	6,572
Add: Lease transaction costs that qualify as rent inducements(2)	25	—	—	25

Subtotal	110,232	162,497	174	272,903

Less: Operating expenses	45,995	60,161	15	106,171

NOI – cash (excluding termination income)	$64,237	$102,336	$159	$166,732

(1)	Amounts represent the partners’ share based on their respective ownership percentage.

(2)	Consists of lease transaction costs that qualify as rent inducements in accordance with GAAP.

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CONSOLIDATED JOINT VENTURES

for the year ended December 31, 2016

(unaudited and dollars in thousands)

		Norges Joint Ventures
	767 Fifth Avenue (The GM Building)	Times Square Tower 601 Lexington Avenue 100 Federal Street Atlantic Wharf Office	Salesforce Tower	Total Consolidated Joint Ventures
REVENUE
Rental	$262,511	$350,933	$—	$613,444
Straight-line rent	13,069	(2,230)	—	10,839
Fair value lease revenue	18,178	6,331	—	24,509
Termination income	(109)	3,443	—	3,334
Parking and other	2,815	5,630	—	8,445

Total revenue	296,464	364,107	—	660,571

EXPENSES
Operating	109,513	133,607	15	243,135

NET OPERATING INCOME (LOSS) (NOI)	186,951	230,500	(15)	417,436

Management services income	(1,204)	(2,331)	—	(3,535)
Interest and other income	(160)	(639)	—	(799)
Interest expense	96,004	32,993	—	128,997
Interest expense – outside members’ notes	34,322	—	—	34,322
Fair value interest adjustment	(45,545)	—	—	(45,545)
Depreciation and amortization	112,933	137,870	—	250,803
Other	—	78	—	78

SUBTOTAL	196,350	167,971	—	364,321

NET INCOME (LOSS)	$(9,399)	$62,529	$(15)	$53,115

BXP’s ownership percentage	60.00%	55.00%	95.00%

Partners’ share of NOI(1)	$74,780	$103,725	$(1)	$178,504

BXP’s share of NOI	$112,171	$126,775	$(14)	$238,932

Reconciliation of Partners’ share of NOI(1):
Rental revenue	$118,586	$163,847	$—	$282,433
Less: Termination income	(44)	1,550	—	1,506

Rental revenue (excluding termination income)	118,630	162,297	—	280,927

Operating expenses	43,805	60,123	1	103,929

NOI (excluding termination income)	$74,825	$102,174	$(1)	$176,998

Rental revenue (excluding termination income)	$118,630	$162,297	$—	$280,927
Less: Straight-line rent	5,228	(1,004)	—	4,224
Fair value lease revenue	7,271	2,848	—	10,119
Add: Lease transaction costs that qualify as rent inducements(2)	17	—	—	17

Subtotal	106,148	160,453	—	266,601

Less: Operating expenses	43,805	60,123	1	103,929

NOI – cash (excluding termination income)	$62,343	$100,330	$(1)	$162,672

(1)	Amounts represent the partners’ share based on their respective ownership percentage.

(2)	Consists of lease transaction costs that qualify as rent inducements in accordance with GAAP.

A-4    BOSTON PROPERTIES, INC.  |  2018 Proxy Statement

UNCONSOLIDATED JOINT VENTURES

for the year ended December 31, 2017

(unaudited and dollars in thousands)

	540 Madison Avenue	Market Square North	Metropolitan Square	901 New York Avenue		Wisconsin Place Parking Facility	Annapolis Junction(1)
REVENUE
Rental	$26,036	$15,864	$18,883	$27,543		$3,909	$8,043
Operating recoveries	2,994	3,327	5,394	4,983		1,335	2,220
Straight-line rent	(550)	2,559	6,861	2,186		—	845
Fair value lease revenue	—	—	—	—		—	—
Termination income	694	—	(13)	—		—	—

Total revenue	29,174	21,750	31,125	34,712		5,244	11,108

EXPENSES
Operating	14,073	9,264	14,695	13,903		2,540	6,523

NET OPERATING INCOME (LOSS) (NOI)	15,101	12,486	16,430	20,809		2,704	4,585

Interest expense	3,336	6,010	9,433	8,301		—	4,696
Depreciation and amortization	7,745	5,956	7,676	6,089		5,540	4,269

SUBTOTAL	11,081	11,966	17,109	14,390		5,540	8,965

NET INCOME (LOSS)	$4,020	$520	$(679)	$6,419		$(2,836)	$(4,380)

BXP’s nominal ownership percentage	60.00%	50.00%	20.00%	25.00%		33.33%	50.00%

BXP’s share of net income (loss)	$2,410	$260	$(135)	$7,008	(3)	$(946)	$(2,190)
Total basis differential(5)	683	(561)	(214)	(300)		(30)	(102)

Income (loss) from unconsolidated joint ventures	$3,093	$(301)	$(349)	$6,708	(3)	$(976)	$(2,292)

BXP’s share of revenue	$17,504	$10,875	$6,225	$16,682		$1,748	$5,554
BXP’s share of operating expenses	8,445	4,632	2,940	6,682		847	3,263

BXP’s share of NOI	9,059	6,243	3,285	10,000	(3)	901	2,291
Less:
BXP’s share of termination income	416	—	(3)	—	(3)	—	—

BXP’s share of NOI (excluding termination income)	8,643	6,243	3,288	10,000	(3)	901	2,291
Less:
BXP’s share of straight-line rent	(330)	1,279	1,372	1,050	(3)	—	422
BXP’s share of fair value lease revenue	—	—	—	—	(3)	—	—
Add:
BXP’s share of lease transaction costs that qualify as rent inducements	—	381	470	34	(3)	—	163

BXP’s share of NOI – cash (excluding termination income)	$8,973	$5,345	$2,386	$8,984	(3)	$901	$2,032

BOSTON PROPERTIES, INC.  |  2018 Proxy Statement    A-5

UNCONSOLIDATED JOINT VENTURES

for the year ended December 31, 2017 (continued)

(unaudited and dollars in thousands)

	500 North Capitol Street, N.W.	Colorado Center		1265 Main Street	Other Joint Ventures(2)	Total Unconsolidated Joint Ventures
REVENUE
Rental	$11,713	$53,725		$3,987	$1,764	$171,467
Operating recoveries	4,976	2,006		1,015	—	28,250
Straight-line rent	295	9,534		—	—	21,730
Fair value lease revenue	—	384		—	—	384
Termination income	—	(12)		—	—	669

Total revenue	16,984	65,637		5,002	1,764	222,500

EXPENSES
Operating	5,611	21,257		1,066	1,608	90,540

NET OPERATING INCOME (LOSS) (NOI)	11,373	44,380		3,936	156	131,960

Interest expense	4,475	8,588		1,538	—	46,377
Depreciation and amortization	3,811	16,806		1,635	—	59,527

SUBTOTAL	8,286	25,394		3,173	—	105,904

NET INCOME (LOSS)	$3,087	$18,986		$763	$156	$26,056

BXP’s nominal ownership percentage	30.00%	50.00%		50.00%	50.00%

BXP’s share of net income (loss)	$927	$9,465		$382	$276	$17,457
Total basis differential(5)	20	(5,704	)(4)	(20)	3	(6,225)

Income (loss) from unconsolidated joint ventures	$947	$3,761		$362	$279	$11,232

BXP’s share of revenue	$5,095	$37,530		$2,501	$882	$104,596
BXP’s share of operating expenses	1,684	10,608		533	803	40,437

BXP’s share of net operating income (loss)	3,411	26,922		1,968	79	64,159
Less:
BXP’s share of termination income	—	401		—	—	814

BXP’s share of NOI (excluding termination income)	3,411	26,521		1,968	79	63,345
Less:
BXP’s share of straight-line rent	88	7,672		—	—	11,553
BXP’s share of fair value lease revenue	—	1,857		—	—	1,857
Add:
BXP’s share of lease transaction costs that qualify as rent inducements	—	—		—	—	1,048

BXP’s share of NOI – cash (excluding termination income)	$3,323	$16,992		$1,968	$79	$50,983

(1)	Annapolis Junction includes four properties in service and two undeveloped land parcels.

(2)	Includes The Hub on Causeway, 1001 6th Street, Dock 72 and 7750 Wisconsin Avenue.

(3)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement.

(4)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this venture.

(5)	Represents adjustments related to the carrying values and depreciation of certain of the Company’s investment in unconsolidated joint ventures.

A-6    BOSTON PROPERTIES, INC.  |  2018 Proxy Statement

UNCONSOLIDATED JOINT VENTURES

for the year ended December 31, 2016

(unaudited and dollars in thousands)

	540 Madison Avenue	Market Square North	Metropolitan Square(1)	901 New York Avenue		Wisconsin Place Parking Facility	Annapolis Junction(2)
REVENUE
Rental	$25,325	$15,388	$20,250	$25,166		$4,020	$9,903
Operating recoveries	3,707	3,254	5,212	4,552		1,195	2,690
Straight-line rent	533	3,527	5,575	2,432		—	167
Fair value lease revenue	(4)	—	—	—		—	—
Termination income	51	34	(61)	—		—	—

Total revenue	29,612	22,203	30,976	32,150		5,215	12,760

EXPENSES
Operating	14,469	9,077	14,288	13,419		2,180	7,099

NET OPERATING INCOME (LOSS) (NOI)	15,143	13,126	16,688	18,731		3,035	5,661

Interest expense	2,620	6,119	9,732	8,300		—	2,643
Depreciation and amortization	7,499	3,665	6,800	5,464		5,531	4,099

SUBTOTAL	10,119	9,784	16,532	13,764		5,531	6,742

NET INCOME (LOSS)	$5,024	$3,342	$156	$4,967		$(2,496)	$(1,081)

BXP’s nominal ownership percentage	60.00%	50.00%	20.00%	25.00%		33.33%	50.00%

BXP’s share of net income (loss)	$3,014	$1,671	$76	$1,372		$(830)	$(540)
Total basis differential(5)	687	(25)	59,526	(27)		(28)	(11)

Income (loss) from unconsolidated joint ventures	$3,701	$1,646	$59,602	$1,345	(3)	$(858)	$(551)

BXP’s share of revenue	$17,269	$10,680	$13,187	$14,897		$1,640	$5,977
BXP’s share of operating expenses	8,184	4,116	5,680	5,925		628	3,145

BXP’s share of net operating income (loss)	9,085	6,564	7,507	8,972	(3)	1,012	2,832
Less:
BXP’s share of termination income	30	17	(31)	—		—	—

BXP’s share of NOI (excluding termination income)	9,055	6,547	7,538	8,972		1,012	2,832
Less:
BXP’s share of straight-line rent	320	1,764	2,390	1,161		—	84
BXP’s share of fair value lease revenue	(2)	—	—	—		—	—
Add:
BXP’s share of lease transaction costs that qualify as rent inducements	—	—	15	—		—	—

BXP’s share of NOI – cash (excluding termination income)	$8,737	$4,783	$5,163	$7,811	(3)	$1,012	$2,748

BOSTON PROPERTIES, INC.  |  2018 Proxy Statement    A-7

UNCONSOLIDATED JOINT VENTURES

for the year ended December 31, 2016 (continued)

(unaudited and dollars in thousands)

	500 North Capitol Street, N.W.	Colorado Center		1001 6th Street	1265 Main Street	Total Unconsolidated Joint Ventures
REVENUE
Rental	$10,728	$19,866		$895	$994	$132,535
Operating recoveries	4,672	878		—	205	26,365
Straight-line rent	1,163	4,673		—	—	18,070
Fair value lease revenue	—	192		—	—	188
Termination income	—	—		—	—	24

Total revenue	16,563	25,609		895	1,199	177,182

EXPENSES
Operating	5,177	9,613		1,192	227	76,741

NET OPERATING INCOME (LOSS) (NOI)	11,386	15,996		(297)	972	100,441

Interest expense	4,500	—		—	102	34,016
Depreciation and amortization	3,707	6,589		—	379	43,733

SUBTOTAL	8,207	6,589		—	481	77,749

NET INCOME (LOSS)	$3,179	$9,407		$(297)	$491	$22,692

BXP’s nominal ownership percentage	30.00%	49.80%		50.00%	50.00%

BXP’s share of net income (loss)	$954	$4,685		$(150)	$246	$10,498
Total basis differential(5)	(4)	(3,168	)(4)	—	(4)	56,946

Income (loss) from unconsolidated joint ventures	$950	$1,517		$(150)	$242	$67,444

BXP’s share of revenue	$4,627	$15,096		$448	$600	$84,421
BXP’s share of operating expenses	1,212	4,788		598	114	34,390

BXP’s share of net operating income (loss)	3,415	10,308		(150)	486	50,031
Less:
BXP’s share of termination income	—	—		—	—	16

BXP’s share of NOI (excluding termination income)	3,415	10,308		(150)	486	50,015
Less:
BXP’s share of straight-line rent	349	3,760		—	—	9,828
BXP’s share of fair value lease revenue	—	1,005		—	—	1,003
Add:
BXP’s share of lease transaction costs that qualify as rent inducements	43	—		—	—	58

BXP’s share of NOI – cash (excluding termination income)	$3,109	$5,543		$(150)	$486	$39,242

(1)	On October 20, 2016, the Company and its partner in the unconsolidated joint venture that owns Metropolitan Square, completed the sale of an 80% interest in the joint venture. Prior to the sale, the Company owned a 51% interest and its partner owned a 49% interest in the joint venture. Following the sale, the Company continues to own a 20% interest in the joint venture with the buyer owning the remaining 80%.

(2)	Annapolis Junction includes four properties in service and two undeveloped land parcels.

(3)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement.

(4)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this venture.

(5)	Represents adjustments related to the carrying values and depreciation of certain of the Company’s investment in unconsolidated joint ventures.

A-8    BOSTON PROPERTIES, INC.  |  2018 Proxy Statement

bxp Boston Properties

MIX
Paper from responsible sources
FSC® C132107
FSC www.fsc.org

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours per day, 7 days per week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2018.
Vote by Internet
• Go to www.envisionreports.com/BXP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

The Board of Directors recommends a vote “FOR” all of the nominees for director listed.													+
1.	To elect the eleven nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Kelly A. Ayotte	☐	☐	☐	05 - Jacob A. Frenkel	☐	☐	☐	09 - Owen D. Thomas	☐	☐	☐

	02 - Bruce W. Duncan	☐	☐	☐	06 - Joel I. Klein	☐	☐	☐	10 - Martin Turchin	☐	☐	☐

	03 - Karen E. Dykstra	☐	☐	☐	07 - Douglas T. Linde	☐	☐	☐	11 - David A. Twardock	☐	☐	☐

	04 - Carol B. Einiger	☐	☐	☐	08 - Matthew J. Lustig	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 2.					The Board of Directors recommends a vote “FOR” Proposal 3.
2.	To approve, by non-binding, advisory resolution, the Company’s named executive officer compensation.	For ☐	Against ☐	Abstain ☐	3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	For ☐	Against ☐	Abstain ☐

4.	In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

    02SHSB

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy	+

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2018

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the 2018 Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at Salesforce Tower, 415 Mission Street, Lobby Level, San Francisco, CA 94105 on May 23, 2018 at 9:00 a.m., Pacific Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

+